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                          AGREEMENT AND PLAN OF MERGER



                           DATED AS OF APRIL 12, 2004


                                 BY AND BETWEEN



                           FIRST COMMUNITY CORPORATION



                                       AND



                           DUTCHFORK BANCSHARES, INC.



--------------------------------------------------------------------------------


April 12, 2004


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                                TABLE OF CONTENTS
                                                                        Page No.
INTRODUCTORY STATEMENT.......................................................1
ARTICLE I    DEFINITIONS.....................................................1
ARTICLE II   THE MERGER......................................................6
      2.1    THE MERGER......................................................6
      2.2    CLOSING.........................................................6
      2.3    EFFECTIVE TIME..................................................6
      2.4    EFFECTS OF THE MERGER...........................................7
      2.5    EFFECT ON OUTSTANDING SHARES OF DFBS COMMON STOCK...............7
      2.6    ELECTION AND PRORATION PROCEDURES...............................8
      2.7    EXCHANGE PROCEDURES............................................11
      2.8    EFFECT ON OUTSTANDING SHARES OF FCCO COMMON STOCK..............13
      2.9    DIRECTORS OF THE SURVIVING CORPORATION AFTER THE EFFECTIVE TIME13
      2.10   CERTIFICATE OF INCORPORATION AND BYLAWS........................14
      2.11   TREATMENT OF STOCK OPTIONS.....................................14
      2.12   DISSENTERS' RIGHTS.............................................14
      2.13   BANK MERGER....................................................15
      2.14   ALTERNATIVE STRUCTURE..........................................15
      2.15   COMPANY RESTRICTED SHARES......................................15
ARTICLE III   REPRESENTATIONS AND WARRANTIES................................15
      3.1    DISCLOSURE LETTERS.............................................16
      3.2    REPRESENTATIONS AND WARRANTIES OF DFBS.........................16
      3.3    REPRESENTATIONS AND WARRANTIES OF FCCO.........................29
ARTICLE IV    CONDUCT PENDING THE MERGER....................................37
      4.1    FORBEARANCES BY DFBS...........................................37
      4.2    FORBEARANCES BY FCCO...........................................40
ARTICLE V     COVENANTS.....................................................41
      5.1    ACQUISITION PROPOSALS..........................................41
      5.2    CERTAIN POLICIES AND ACTIONS OF DFBS...........................42
      5.3    ACCESS AND INFORMATION.........................................42
      5.4    APPLICATIONS; CONSENTS.........................................43
      5.5    ANTITAKEOVER PROVISIONS........................................44
      5.6    ADDITIONAL AGREEMENTS..........................................44
      5.7    PUBLICITY......................................................44
      5.8    STOCKHOLDER MEETINGS...........................................44
      5.9    REGISTRATION OF FCCO COMMON STOCK..............................46
      5.10   AFFILIATE LETTERS..............................................47
      5.11   NOTIFICATION OF CERTAIN MATTERS................................47
      5.12   EMPLOYEES, DIRECTORS AND OFFICERS..............................47
      5.13   INDEMNIFICATION................................................48
      5.14   SECTION 16 MATTERS.............................................49
      5.15   BOARD OF DIRECTORS.............................................49
      5.16   FINANCIAL ABILITY..............................................49
ARTICLE VI    CONDITIONS TO CONSUMMATION....................................49

                                       i

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      6.1    CONDITIONS TO EACH PARTY'S OBLIGATIONS.........................49
      6.2    CONDITIONS TO THE OBLIGATIONS OF FCCO..........................51
      6.3    CONDITIONS TO THE OBLIGATIONS OF DFBS..........................51
ARTICLE VII     TERMINATION.................................................52
      7.1    TERMINATION....................................................52
      7.2    DFBS TERMINATION FEE...........................................53
      7.3    EFFECT OF TERMINATION..........................................54
ARTICLE VIII    CERTAIN OTHER MATTERS.......................................54
      8.1    INTERPRETATION.................................................54
      8.2    SURVIVAL.......................................................54
      8.3    WAIVER; AMENDMENT..............................................54
      8.4    COUNTERPARTS...................................................55
      8.5    GOVERNING LAW..................................................55
      8.6    EXPENSES.......................................................55
      8.7    NOTICES........................................................55
      8.8    ENTIRE AGREEMENT; ETC..........................................56
      8.9    SUCCESSORS AND ASSIGNS; ASSIGNMENT.............................56

                                       ii

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EXHIBITS

      Exhibit A   Form of Voting Agreement
      Exhibit B   Form of Non-Competition Agreement
      Exhibit C   Plan of Bank Merger
      Exhibit D   Form of Affiliate Letter
      Exhibit E   Employment, Consulting, and Non-Compete Agreement with J.
                  Thomas Johnson
      Exhibit F   Employment, Consulting, and Non-Compete Agreement with
                  Steve P. Sligh
      Exhibit G   Termination and Release Agreement


                                      iii

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                          AGREEMENT AND PLAN OF MERGER


      This is an AGREEMENT AND PLAN OF MERGER, dated as of the 12th day of April, 2004 ("AGREEMENT"), by and between First Community Corporation, a South Carolina corporation ("FCCO"), and DutchFork Bancshares, Inc., a Delaware corporation ("DFBS").

                             INTRODUCTORY STATEMENT

      The Board of Directors of each of FCCO and DFBS (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of FCCO or DFBS, as the case may be, and in the best long-term interests of the stockholders of FCCO or DFBS, as the case may be, and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies.

      The parties hereto intend that the Merger as defined herein shall qualify as a reorganization under the provisions of Section 368(a) of the IRC for federal income tax purposes.

      FCCO and DFBS each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

      As a condition and inducement to FCCO's willingness to enter into this Agreement, each of the members of the Board of Directors of DFBS has entered into (a) an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he will vote his shares of DFBS Common Stock in favor of this Agreement and the transactions contemplated hereby and (b) a Non-Competition Agreement dated as of the date hereof in the form of Exhibit B.

      In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                    ARTICLE I
                                   DEFINITIONS

      The following terms are defined in this Agreement in the Section indicated:

      Defined Term                              Location of Definition
      ------------                              ----------------------
      Articles of Merger                        Section 2.3
      Bank Merger                               Section 2.13
      Cash Consideration                        Section 2.5(a)
      Cash Election                             Section 2.6(b)
      Cash Election Shares                      Section 2.6(b)
      Cash Proration Factor                     Section 2.6(e)(i)(B)(1)
      Certificate(s)                            Section 2.6(c)

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      Certificate Amendment                     Section 3.3(c)(v)
      Certificate of Merger                     Section 2.3
      Closing                                   Section 2.2
      Closing Date                              Section 2.2
      Continuing Employee                       Section 5.12(a)
      Converted Options                         Section 2.11(a)
      Determination Date                        Article I
      Disclosure Letter                         Section 3.1
      Dissenters' Shares                        Section 2.12
      Effective Time                            Section 2.3
      Election Deadline                         Section 2.6(c)
      Election Form                             Section 2.6(a)
      Exchange Agent                            Section 2.6(c)
      Exchange Ratio                            Section 2.5(a)
      Newberry Federal                          Section 2.13
      DFBS                                      Preamble
      DFBS Employee Plans                       Section 3.2(r)(i)
      DFBS Option                               Section 2.11(a)
      DFBS Pension Plan                         Section 3.2(r)(iii)
      DFBS Qualified Plan                       Section 3.2(r)(iv)
      DFBS's D&O Policy                         Section 5.13(c)
      DFBS's Reports                            Section 3.2(g)
      DFBS Stockholder Meeting                  Section 5.8(a)
      Indemnified Party                         Section 5.13(a)
      Joint Proxy Statement-Prospectus          Section 5.9(a)
      Letter of Transmittal                     Section 2.7(a)
      Mailing Date                              Section 2.6(a)
      Merger                                    Section 2.1
      Merger Consideration                      Section 2.5(a)
      Mixed Election                            Section 2.6(b)
      Non-Election                              Section 2.6(b)
      Non-Election Proration Factor             Section 2.6(e)(ii)(A)(2)
      Non-Election Shares                       Section 2.6(b)
      Premium Multiple                          Section 5.13(c)
      First Community                           Section 2.13
      Registration Statement                    Section 5.9(a)
      Representative                            Section 2.6(b)
      Shortfall Number                          Section 2.6(e)(ii)
      Stock Consideration                       Section 2.5(a)
      Stock Conversion Number                   Section 2.6(d)
      Stock Election                            Section 2.6(b)
      Stock Election Shares                     Section 2.6(b)
      Stock Proration Factor                    Section 2.6(e)(ii)(B)(2)
      Surviving Corporation                     Section 2.1
      FCCO                                      Preamble

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      FCCO Stockholder Meeting                  Section 5.8(b)
      FCCO's Reports                            Section 3.3(g)


      In addition, for purposes of this Agreement:

      "ACQUISITION PROPOSAL" means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving DFBS or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of DFBS's consolidated assets in a single transaction or series of transactions;
(iii) any tender offer or exchange offer for 25% or more of the outstanding shares of DFBS's capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

      "AGREEMENT" means this Agreement, as amended, modified or amended and restated from time to time in accordance with its terms.

      "BHC ACT" means the Bank Holding Company Act of 1956, as amended.

      "CRA" means the Community Reinvestment Act.

      "DGCL" means the Delaware General Corporation Law.

      "ENVIRONMENTAL LAW" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree, injunction, or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now in effect.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

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      "ERISA AFFILIATE" means any entity that is considered one employer with
DFBS under Section 4001(b)(1) of ERISA or Section 414 of the IRC.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "EXCLUDED SHARES" shall consist of (i) Dissenters' Shares, (ii) shares of DFBS Common Stock held directly or indirectly by FCCO (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), and
(iii) Ungranted Restricted Shares.

      "FCCO COMMON STOCK" means the common stock, par value $1.00 per share, of FCCO.

      "FDIA" means the Federal Deposit Insurance Act, as amended.

      "FDIC" means the Federal Deposit Insurance Corporation.

      "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System.

      "FINAL FCCO STOCK PRICE" shall mean the average of the closing sale prices of FCCO Common Stock as reported on the Nasdaq SmallCap Market during the Measurement Period; provided, however, that in the event FCCO Common Stock does not trade on any one or more of the trading days during the Measurement Period, any such date shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales prices and number of days on which FCCO Common Stock actually traded during the Measurement Period.

      "DFBS COMMON STOCK" means the common stock, par value $.01 per share, of DFBS.

      "GAAP" means accounting principles generally accepted in the United States of America.

      "GOVERNMENT REGULATOR" means any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits.

      "GOVERNMENTAL ENTITY" means any court, administrative agency or commission or other governmental authority or instrumentality.

      "HAZARDOUS MATERIAL" means any substance (whether solid, liquid or gas) that is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

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      "HOLA" means the Home Owners Loan Act, as amended.

      "IRC" means the Internal Revenue Code of 1986, as amended.

      "IRS" means the Internal Revenue Service.

      "KNOWLEDGE" means, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party or any officer of that party with the title ranking not less than senior vice president.

      "LIEN" means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

      "LOAN" means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

      "LOAN PROPERTY" means any property in which the applicable party (or a Subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

      "MATERIAL ADVERSE EFFECT" means an effect which is material and adverse to the business, prospects, financial condition, or results of operations of DFBS or FCCO, as the context may dictate, and its Subsidiaries taken as a whole; PROVIDED, HOWEVER, that any such effect resulting from any (i) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to FCCO or DFBS, as the case may be, or to financial and/or depository institutions generally,
(ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of FCCO or DFBS taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, or (iv) direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, shall not be considered in determining if a Material Adverse Effect has occurred.

      "MEASUREMENT PERIOD" shall mean the 20 consecutive trading days ending on the fifth calendar day immediately prior to the date on which the Effective Time is to occur (such day, the "DETERMINATION DATE").

      "NASD" means the National Association of Securities Dealers, Inc.

      "PARTICIPATION FACILITY" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

      "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

      "SCBCA" means the South Carolina Business Corporation Act of 1988, as amended.

      "SEC" means the United States Securities and Exchange Commission.

      "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      "SUBSIDIARY" means a corporation, partnership, joint venture or other entity in which DFBS or FCCO, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

      "SUPERIOR PROPOSAL" means an unsolicited, bona fide, written offer made by a third party to consummate an Acquisition Proposal that DFBS's Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the stockholders of DFBS than the transactions contemplated hereby (taking into account the effects of Section 7.2 and all legal, financial, regulatory and other aspects of the proposal and the entity making the proposal).

      "TAXES" means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes.

      "UNGRANTED RESTRICTED SHARES" means shares of DFBS Common Stock held by a trust that have not been granted as of the date hereof as restricted stock awards or otherwise under the DFBS 2001 Stock-Based Incentive Plan.


                                   ARTICLE II
                                   THE MERGER

      2.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, DFBS will merge with and into FCCO ("MERGER") at the Effective Time. At the Effective Time, the separate corporate existence of DFBS shall cease. FCCO shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the "SURVIVING CORPORATION") in the Merger and shall continue to be governed by the SCBCA and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

      2.2 CLOSING. The closing of the Merger (the "CLOSING") will take place in the offices of Nelson Mullins Riley & Scarborough, LLP, Poinsett Plaza, Suite 900, 104 South Main Street, Greenville, South Carolina at 10:00 a.m. on the date designated by FCCO within 5 business days following satisfaction or waiver of the conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or such later date as the parties may otherwise agree (the "CLOSING DATE").

      2.3 EFFECTIVE TIME. In connection with the Closing, FCCO shall duly execute and deliver (a) a certificate of merger (the "CERTIFICATE OF MERGER") to the Delaware Secretary of State for filing pursuant to the DGCL and (b) articles of merger (the "ARTICLES OF MERGER") to the South Carolina Secretary of State for filing pursuant to the SCBCA. The parties will make all other filings or recordings required under the DGCL and the SCBCA. The Merger shall become effective at such time as the Articles of Merger is duly filed with the South Carolina Secretary of State or at such later date or time as FCCO and DFBS agree and specify in the Certificate of Merger and the Articles of Merger (the date and time the Merger becomes effective being the "EFFECTIVE TIME").

      2.4 EFFECTS OF THE MERGER. The Merger will have the effects set forth in the DGCL and the SCBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, FCCO shall possess all of the properties, rights, privileges, powers and franchises of DFBS and be subject to all of the debts, liabilities and obligations of DFBS.

      2.5   EFFECT ON OUTSTANDING SHARES OF DFBS COMMON STOCK.

            (a) Subject to the provisions of SECTION 2.6 hereof, by virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of DFBS Common Stock issued and outstanding at the Effective Time, other than Excluded Shares, shall become and be converted into, at the election of the holder as provided in and subject to the limitations set forth in this Agreement, either (i) a number of shares of FCCO Common Stock equal to the Exchange Ratio (as defined below) or (ii) the right to receive $42.75 in cash without interest (the "CASH CONSIDERATION"). The Stock Consideration and the Cash Consideration are referred to herein collectively as the "MERGER CONSIDERATION." The "Exchange Ratio" shall be equal to 1.78125.

            (b) Notwithstanding any other provision of this Agreement, no fraction of a share of FCCO Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, FCCO shall pay to each holder of DFBS Common Stock who would otherwise be entitled to a fraction of a share of FCCO Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the Final FCCO Stock Price.

            (c) If, between the date of this Agreement and the Effective Time, the outstanding shares of FCCO Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of DFBS Common Stock the same economic effect as contemplated by this Agreement prior to such event. If FCCO enters into an agreement pursuant to which shares of FCCO Common Stock would be converted before the Effective Time into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each holder of DFBS Common Stock shall be entitled to receive at the Effective Time such number of shares or other securities or amount of obligations of such other corporation as such holder would be entitled to receive if the Effective Time had occurred immediately before the consummation of such conversion, subject to the right of this other corporation "as successor to FCCO" under
Section 7.1(j).

            (d) As of the Effective Time, each Excluded Share, other than Dissenters' Shares, shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of FCCO Common Stock that are held by DFBS, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares. In addition, no Dissenters' Shares shall be converted into shares of FCCO Common Stock pursuant to this SECTION 2.5 but instead shall be treated in accordance with the provisions set forth in SECTION 2.12 of this Agreement.

      2.6   ELECTION AND PRORATION PROCEDURES.

            (a) An election form in such form as DFBS and FCCO shall mutually agree (an "ELECTION FORM") shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of DFBS Common Stock as of a record date which shall be the same date as the record date for eligibility to vote on the Merger. The "MAILING DATE" shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of DFBS Common Stock. FCCO shall make available Election Forms as may be reasonably requested by all persons who become holders of DFBS Common Stock after the record date for eligibility to vote on the Merger and prior to the Election Deadline (as defined herein), and DFBS shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

            (b) Each Election Form shall entitle the holder of shares of DFBS Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder's shares (a "CASH ELECTION"), (ii) elect to receive the Stock Consideration for all of such holder's shares (a "STOCK ELECTION"), (iii) elect to receive the Cash Consideration with respect to some of such holder's shares and the Stock Consideration with respect to such holder's remaining shares (a "MIXED ELECTION"), or (iv) make no election or indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "NON-ELECTION"). Holders of record of shares of DFBS Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "REPRESENTATIVE") may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of DFBS Common Stock held by that Representative for a particular beneficial owner. Shares of DFBS Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "CASH ELECTION SHARES." Shares of DFBS Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "STOCK ELECTION Shares." Shares of DFBS Common Stock as to which no election has been made are referred to as "NON-ELECTION SHARES."

            (c) To be effective, a properly completed Election Form must be received by a bank or trust company designated by FCCO and reasonably satisfactory to DFBS (the "EXCHANGE AGENT") on or before 5:00 p.m., Lexington, South Carolina time, on the third business day immediately preceding the DFBS Stockholder Meeting (or such other time and date as DFBS and FCCO may mutually agree) (the "ELECTION DEADLINE"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates theretofore representing DFBS Common Stock ("CERTIFICATE(S)") (or customary affidavits and, if required by FCCO pursuant to SECTION 2.7(I), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of DFBS Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any DFBS stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any DFBS stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by FCCO and DFBS that this Agreement has been terminated. If a stockholder either
(i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes its Election Form prior to the Election Deadline and does not submit a new properly executed Election Form prior to the Election Deadline, the shares of DFBS Common Stock held by such stockholder shall be designated Non-Election Shares. FCCO shall cause the Certificates representing DFBS Common Stock described in (ii) to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

            (d) Notwithstanding any other provision contained in this Agreement, 60% of the total number of shares of DFBS Common Stock outstanding at the Effective Time (the "Stock Conversion Number") shall be converted into the Stock Consideration and the remaining outstanding shares of DFBS Common Stock (other than the Excluded Shares) shall be converted into the Cash Consideration.

            (e) Within three business days after the later to occur of the Election Deadline or the Effective Time, FCCO shall cause the Exchange Agent to effect the allocation among holders of DFBS Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

                  (i) If the number of Stock Election Shares exceeds the Stock Conversion Number, then:

                        (A) all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and

                        (B) each holder of Stock Election Shares will be entitled to receive:

                              (1) the number of shares of FCCO Common Stock
equal to the product obtained by multiplying (a) the number of Stock Election Shares held by such holder by (b) the Exchange Ratio by (c) a fraction the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number (the "Stock Proration Factor"), and

                              (2) cash in an amount equal to the product
obtained by multiplying (a) the number of Stock Election Shares held by such holder by (b) the Cash Consideration by (c) one minus the Stock Proration Factor.

                   (ii) If the number of Stock Election Shares is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the number of Stock Election Shares being referred to herein as the "SHORTFALL NUMBER"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

                        (A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then:

                              (1)   all Cash Election Shares shall be
converted into the right to receive the Cash Consideration; and

                              (2)   each Non-Election Share shall be
converted into the right to receive (a) the number of shares of FCCO Common Stock equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) the Exchange Ratio by (z) a fraction the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (the "Non-Election Proration Factor") and (b) cash in an amount equal to the product obtained by multiplying
(x) the number of Non-Election Shares held by such holder by (y) the Cash Consideration by (z) one minus the Non-Election Proration Factor; or

                        (B) if the Shortfall Number exceeds the number of Non-Election Shares, then:

                              (1)   all Non-Election Shares shall be
converted into the right to receive the Stock Consideration; and

                              (2) each holder of Cash Election Shares shall
receive (a) the number of shares of FCCO Common Stock equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Exchange Ratio by (z) a fraction the numerator of which is the amount by which the Shortfall Number exceeds the number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares (the "Cash Proration Factor") and (b) cash in an amount equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Cash Consideration by (z) one minus the Cash Proration Factor.

            For purposes of the foregoing calculations, Excluded Shares shall be deemed Cash Election Shares.

      2.7   EXCHANGE PROCEDURES.

            (a) Appropriate transmittal materials ("LETTER OF TRANSMITTAL") in a form satisfactory to FCCO and DFBS shall be mailed as soon as practicable after the Effective Time to each holder of record of DFBS Common Stock as of the Effective Time who did not previously submit a completed Election Form. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of DFBS Common Stock to be converted thereby.

            (b) At and after the Effective Time, each Certificate (except as specifically set forth in SECTION 2.5) shall represent only the right to receive the Merger Consideration.

            (c) Prior to the Effective Time, FCCO shall (i) reserve for issuance with its transfer agent and registrar a sufficient number of shares of FCCO Common Stock to provide for the issuance of the aggregate Stock Consideration and (ii) deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of DFBS Common Stock, for exchange in accordance with this SECTION 2.7, an amount of cash sufficient to pay the aggregate Cash Consideration.

            (d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as FCCO may reasonably determine, and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of FCCO Common Stock that such holder has the right to receive pursuant to SECTION 2.5, if any, and a check in the amount equal to the cash that such holder has the right to receive pursuant to SECTION 2.5, if any (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to
SECTION 2.5, and any dividends or other distributions to which such holder is entitled pursuant to SECTION 2.5). Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute FCCO Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of FCCO Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of DFBS Common Stock not registered in the transfer records of DFBS, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such DFBS Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of FCCO and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

            (e) No dividends or other distributions declared or made after the Effective Time with respect to FCCO Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of FCCO Common Stock hereunder until such person surrenders his or her Certificates in accordance with this SECTION 2.7. Upon the surrender of such person's Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of FCCO Common Stock represented by such person's Certificates.

            (f) The stock transfer books of DFBS shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of DFBS of any shares of DFBS Common Stock. If, after the Effective Time, Certificates are presented to FCCO, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this SECTION 2.7.

            (g) Any portion of the aggregate amount of cash to be paid pursuant to SECTION 2.5, any dividends or other distributions to be paid pursuant to this
SECTION 2.7, or any proceeds from any investments thereof that remains unclaimed by the stockholders of DFBS for six months after the Effective Time shall be repaid by the Exchange Agent to FCCO upon the written request of FCCO. After such request is made, any stockholders of DFBS who have not theretofore complied with this SECTION 2.7 shall look only to FCCO for the Merger Consideration deliverable in respect of each share of DFBS Common Stock such stockholder holds, as determined pursuant to SECTION 2.5 of this Agreement, without any interest thereon. If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of FCCO (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of DFBS Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (h) FCCO and the Exchange Agent shall be entitled to rely upon DFBS's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, FCCO and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

            (i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or FCCO, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to SECTION 2.5.

      2.8 EFFECT ON OUTSTANDING SHARES OF FCCO COMMON STOCK. At and after the Effective Time, each share of FCCO Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

      2.9 DIRECTORS OF THE SURVIVING CORPORATION AFTER THE EFFECTIVE TIME. Subject to SECTION 5.15, immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Corporation shall consist of the directors of FCCO serving immediately prior to the Effective Time.

      2.10 ARTICLES OF INCORPORATION AND BYLAWS. The articles of incorporation of FCCO, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. The bylaws of FCCO, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

      2.11  TREATMENT OF STOCK OPTIONS.

            (a) Each option to purchase shares of DFBS Common Stock issued by DFBS and outstanding at the Effective Time ("DFBS OPTION") pursuant to DFBS's 2001 Stock-Based Incentive Plan shall be converted into an option to purchase shares of FCCO Common Stock as follows:

                  (i) The aggregate number of shares of FCCO Common Stock issuable upon the exercise of the converted DFBS Option after the Effective Time shall be equal to the product of the Stock Consideration multiplied by the number of shares of DFBS Common Stock issuable upon exercise of the DFBS Option immediately prior to the Effective Time, such product to be rounded to the nearest whole share of FCCO Common Stock; and

                  (ii) the exercise price per share of each converted DFBS Option shall be equal to the quotient of the exercise price of such DFBS Option immediately prior to the Effective Time divided by the Stock Consideration, such quotient to be rounded to the nearest whole cent; PROVIDED, HOWEVER, that, in the case of any DFBS Option that is intended to qualify as an incentive stock option under Section 422 of the IRC, the number of shares of FCCO Common Stock issuable upon exercise of and the exercise price per share for such converted DFBS Option determined in the manner provided above shall be further adjusted in such manner as FCCO may determine to be necessary to conform to the requirements of Section 424(b) of the IRC.

Options to purchase shares of FCCO Common Stock that arise from the operation of this SECTION 2.11 shall be referred to as "CONVERTED OPTIONS." All Converted Options shall be exercisable for the same period and shall otherwise have the same terms and conditions applicable to the DFBS Options that they replace.

            (b) Before the Effective Time, FCCO will take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of FCCO Common Stock to provide for the satisfaction of its obligations with respect to the Converted Options.

            (c) Within five business days after the Effective Time, FCCO shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of DFBS Common Stock subject to the options referred to in paragraph (a) of this Section 2.11 and shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding.

      2.12 DISSENTERS' RIGHTS. Notwithstanding any other provision of this Agreement to the contrary, shares of DFBS Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded payment for such shares in accordance with the DGCL (collectively, the "DISSENTERS' SHARES") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with the provisions of the DGCL, except that all Dissenters' Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to payment of such shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in SECTION 2.7 of the DFBS Certificate or DFBS Certificates that, immediately prior to the Effective Time, evidenced such shares. DFBS shall give FCCO (i) prompt notice of any written demands for payment of any shares of DFBS Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by DFBS relating to stockholders' rights of dissent, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of DFBS thereunder. DFBS shall not, except with the prior written consent of FCCO, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for payment, or (z) waive any failure to timely deliver a written demand for payment or timely take any other action to perfect dissenters rights in accordance with the DGCL.

      2.13 BANK MERGER. Concurrently with or as soon as practicable after the execution and delivery of this Agreement, First Community Bank, National Association ("FIRST COMMUNITY"), a wholly owned subsidiary of FCCO, and Newberry Federal ("NEWBERRY FEDERAL"), a wholly owned subsidiary of DFBS, shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit C, pursuant to which Newberry Federal will merge with and into First Community (the "BANK MERGER"). The Plan of Bank Merger shall provide that the directors of First Community as the surviving entity of the Bank Merger shall be (a) all the directors of First Community serving immediately prior to the Bank Merger and
(b) two additional persons who shall become directors of First Community in accordance with Section 5.15. The parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

      2.14 ALTERNATIVE STRUCTURE. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, FCCO may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as FCCO may determine to effect the purposes of this Agreement; PROVIDED, HOWEVER, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration, (ii) change the intended federal income tax consequences of the transactions contemplated by this Agreement, or (iii) materially impede or delay the receipt of any regulatory approval referred to in, or the consummation of the transactions contemplated by, this Agreement. In the event that FCCO elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

      2.15 COMPANY RESTRICTED SHARES. At the Effective Time, each unvested restricted share of DFBS Common Stock granted under the DFBS 2001 Stock-Based Incentive Plan (each a "DFBS Restricted Share"), which is outstanding immediately prior to the Effective Time, shall vest and become free of restrictions to the extent provided by the terms thereof. Each holder of a DFBS Restricted Share shall have the same rights to receive the Merger Consideration as are provided to other holders of DFBS Common Stock as provided in this Agreement.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

      3.1 DISCLOSURE LETTER. Prior to the execution and delivery of this Agreement, FCCO and DFBS have each delivered to the other a letter (each, its "DISCLOSURE LETTER") setting forth in reasonable detail, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate). Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that it is reasonably likely to result in a Material Adverse Effect.

      3.2 REPRESENTATIONS AND WARRANTIES OF DFBS. DFBS represents and warrants to FCCO that, except as disclosed in DFBS's Disclosure Letter:

            (a) ORGANIZATION AND QUALIFICATION. DFBS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered as a savings and loan holding company under the HOLA. DFBS has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. DFBS is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on DFBS.

            (b)   SUBSIDIARIES.

                  (i) DFBS's Disclosure Letter sets forth with respect to each of DFBS's Subsidiaries its name, its jurisdiction of incorporation, DFBS's percentage ownership, the number of shares of stock owned or controlled by DFBS and the name and number of shares held by any other person who owns any stock of the Subsidiary. DFBS owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to DFBS's right to vote or dispose of any equity securities of its Subsidiaries. DFBS's ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by savings and loan holding companies or federally-chartered savings associations.

                  (ii) Each of DFBS's Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on DFBS.

                  (iii) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of DFBS are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

                  (iv) No Subsidiary of DFBS other than Newberry Federal is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder. The deposits of Newberry Federal are insured by the FDIC through the Savings Association Insurance Fund to the fullest extent permitted by law. Newberry Federal is a member in good standing of the Federal Home Loan Bank of Atlanta.

            (c) CAPITAL STRUCTURE.

                  (i) The authorized capital stock of DFBS consists of:

                        (A) 4,000,000 shares of DFBS Common Stock, par value $.01 per share; and

                        (B) 500,000 shares of preferred stock, par value $.01 per share.

                  (ii) As of the date of this Agreement:

                        (A) 1,125,981 shares of DFBS Common Stock are issued and outstanding (i.e. including Ungranted Restricted Shares but excluding shares held in treasury), all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws;

                        (B) no shares of DFBS preferred stock are issued and outstanding; and

                        (C) 101,437 shares of DFBS Common Stock are reserved for issuance pursuant to outstanding DFBS Options.

                  (iii) Set forth in DFBS's Disclosure Letter is a complete and accurate list of all outstanding DFBS Options and DFBS Restricted Shares, including the names of the optionees/awardees, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such options.

                  (iv) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of DFBS may vote are issued or outstanding.

                  (v) Except as set forth in this SECTION 3.2(C), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of DFBS are issued, reserved for issuance or outstanding and (B) neither DFBS nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating DFBS or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of DFBS or obligating DFBS or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of DFBS or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of DFBS or any of its Subsidiaries.

            (d) AUTHORITY. DFBS has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of DFBS's Board of Directors, and no other corporate proceedings on the part of DFBS are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of DFBS Common Stock. This Agreement has been duly and validly executed and delivered by DFBS and constitutes a valid and binding obligation of DFBS, enforceable against DFBS in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

            (e) NO VIOLATIONS. The execution, delivery and performance of this Agreement by DFBS do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which DFBS or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the certificate of incorporation or bylaws of DFBS or the similar organizational documents of any of its Subsidiaries, or
(iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of DFBS or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which DFBS or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on DFBS.

            (f) CONSENTS AND APPROVALS. No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by DFBS of this Agreement or the consummation by DFBS of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger, except for (i) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities, (ii) filing of the Registration Statement with the SEC and declaration by the SEC of the Registration Statement's effectiveness under the Securities Act, (iii) the registration or qualification under state securities or "blue sky" laws of the shares of FCCO Common Stock to be issued in exchange for shares of DFBS Common Stock, and (iv) the listing on the NASDAQ SmallCap Market of the shares of FCCO Common Stock to be issued in exchange for shares of DFBS Common Stock. As of the date hereof, DFBS knows of no reason pertaining to DFBS why any of the approvals referred to in this
SECTION 3.2(F) should not be obtained without the imposition of any material condition or restriction described in SECTION 6.1(B).

            (g) SECURITIES AND REGULATORY FILINGS. DFBS has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file under the Securities Act or the Exchange Act since March 8, 2000 and Newberry Federal has filed all such reports with its applicable Government Regulator from December 31, 1998 through March 8, 2000 (collectively, "DFBS'S REPORTS"). DFBS has made available to FCCO an accurate and complete copy of (i) each of DFBS's Reports and (ii) each communication mailed by DFBS to its stockholders since July 5, 2000. None of DFBS's Reports or such communications contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of DFBS's Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, or the laws, rules, and regulations of the Government Regulator with which they were filed. Each of the financial statements (including, in each case, any notes thereto) of DFBS included in DFBS's Reports complied as to form, as of their respective dates of filing with the SEC or any Government Regulator, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC or applicable Government Regulator with respect thereto.

            (h) FINANCIAL STATEMENTS. DFBS has previously made available to FCCO copies of (i) the consolidated balance sheets of DFBS and its Subsidiaries as of September 30, 2003 and 2002 and related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the three-year period ended September 30, 2003, together with the notes thereto, accompanied by the audit report of DFBS's independent public auditors, as reported in DFBS's Annual Report on Form 10-KSB for the year ended September 30, 2003 filed with the SEC and (ii) the unaudited consolidated balance sheet of DFBS and its Subsidiaries as of December 31, 2003 and the related consolidated statements of income, cash flows and changes in stockholders' equity for the three months ended December 31, 2003 and 2002, as reported in DFBS's Quarterly Report on Form 10-QSB for the period ended December 31, 2003 filed with the SEC. Such financial statements were prepared from the books and records of DFBS and its Subsidiaries, fairly present the consolidated financial position of DFBS and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, changes in stockholders' equity and cash flows of DFBS and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; PROVIDED, HOWEVER, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. The books and records of DFBS and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

            (i) UNDISCLOSED LIABILITIES. Neither DFBS nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of DFBS as of December 31, 2003 as included in DFBS's Quarterly Report on Form 10-QSB for the period ended December 31, 2003, except for (i) liabilities incurred since December 31, 2003 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on DFBS and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

            (j) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in DFBS's Reports filed with the SEC prior to the date of this Agreement, since December 31, 2003, (i) DFBS and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices, (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on DFBS,
(iii) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by DFBS or any of its Subsidiaries to any of their respective directors, officers, or employees, other than to non-executive employees in conformity with the policies and practices of such entity in the usual and ordinary course of its business, (iv) neither DFBS nor any of its Subsidiaries has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees, and (v) there has been no change in any accounting principles, practices or methods of DFBS or any of its Subsidiaries other than as required by GAAP.

            (k) LITIGATION. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of DFBS, threatened against or affecting DFBS or any of its Subsidiaries or any property or asset of DFBS or any of its Subsidiaries that (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on DFBS or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. To the knowledge of DFBS, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against DFBS or any of its Subsidiaries. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against DFBS or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on DFBS.

            (l) ABSENCE OF REGULATORY ACTIONS. Since December 31, 1998, neither DFBS nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Government Regulator with respect to any report or statement relating to any examinations of DFBS or its Subsidiaries.

            (m) COMPLIANCE WITH LAWS. DFBS and each of its Subsidiaries conducts its business in compliance in all material respects with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it or the employees conducting such business. DFBS and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened. Neither DFBS nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on DFBS.

            (n) TAXES. All federal, state, local and foreign tax returns required to be filed by or on behalf of DFBS or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by DFBS or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on DFBS's balance sheet (in accordance with GAAP). There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of DFBS or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where DFBS or any of its Subsidiaries do not file tax returns that DFBS or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to DFBS or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on DFBS's balance sheet (in accordance with GAAP). DFBS and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. DFBS and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and DFBS and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Neither DFBS nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any "excess parachute payments" within the meaning of Section 280G of the IRC and neither DFBS nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments (including any deemed payment of compensation upon the exercise of a DFBS Option or upon the issuance of any DFBS Common Stock), that would not be fully deductible by reason of Section 162(m) of the IRC.

            (o) AGREEMENTS.

                  (i) DFBS and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-B promulgated by the SEC), to be performed after the date hereof that has not been filed with DFBS's Reports.

                  (ii) DFBS's Disclosure Letter lists any contract, arrangement, commitment or understanding (whether written or oral) to which DFBS or any of its Subsidiaries is a party or is bound:

                        (A) with any executive officer or other key employee of DFBS or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving DFBS or any of its Subsidiaries of the nature contemplated by this Agreement;

                        (B) with respect to the employment of any directors, officers, employees or consultants;

                        (C) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

                        (D) containing covenants that limit the ability of DFBS or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, DFBS (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

                        (E) pursuant to which DFBS or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

                        (F) that relates to borrowings of money (or guarantees thereof) by DFBS or any of its Subsidiaries in excess of $50,000; or

                        (G) which is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $25,000 on an annual basis.

                  (iii) Neither DFBS nor any of its Subsidiaries is in default under (and, to the knowledge of DFBS, no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of DFBS, no other party to any such agreement (excluding any loan or extension of credit made by DFBS or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on DFBS.

            (p) INTELLECTUAL PROPERTY. DFBS and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its businesses, and neither DFBS nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of DFBS and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing, except for such non-performance or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on DFBS.

            (q) LABOR MATTERS. DFBS and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither DFBS nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is DFBS or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving DFBS or any of its Subsidiaries pending or, to the knowledge of DFBS, threatened.

            (r) EMPLOYEE BENEFIT PLANS.

                  (i) DFBS's Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, health, accident, life insurance, death benefit, cafeteria, flexible benefits, medical reimbursement, dependent care reimbursement, severance and other benefit plans, contracts, and other agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of DFBS or any of its Subsidiaries (hereinafter referred to collectively as the "DFBS EMPLOYEE PLANS"). DFBS has previously delivered or made available to FCCO true and complete copies of each agreement, plan and other documents referenced in DFBS's Disclosure Letter. There has been no announcement or commitment by DFBS or any of its Subsidiaries to create an additional DFBS Employee Plan, or to amend any DFBS Employee Plan, except for amendments set forth herein or otherwise required by applicable law which do not materially increase the cost of such DFBS Employee Plan.

                  (ii) DFBS has previously made available to FCCO all financial contributions, actuarial statements or valuations, fidelity bonds, fiduciary liability policies, investment manager or advisory contracts, corporate resolutions, memoranda, administrative committee minutes or memoranda or records, and all amendments (if any) thereto. DFBS' Disclosure Letter lists, with respect to DFBS Employee Plans, (A) all trust agreements or other funding arrangements, including insurance contracts, and all annuity contracts (B) where applicable, with respect to any such plan or plans or plan amendments, the most recent determination letters issued by the IRS, (C) all communications or other correspondence issued within the last six years by the Internal Revenue Service, United States Department of Labor or the Pension Benefit Guaranty Corporation with respect to any such plan, (D) annual reports or returns in audited or unaudited financial statements for the most recent three plan years and any amendments thereto, and (E) the most recent summary plan descriptions, any material modifications thereto, and all material and employee communications with respect to any such plans. DFBS has previously delivered or made available to FCCO true and complete copies of all such writings.

                  (iii) There is no pending or, to the knowledge of DFBS, threatened litigation, administrative action or proceeding relating to any DFBS Employee Plan. All of the DFBS Employee Plans and the operation and terms thereof comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. No event has occurred which is likely to give rise to a failure of any DFBS Employee Plan to obtain or maintain intended tax benefits, including, where applicable, qualification under IRC section 401(a), and the avoidance of tax under IRC section 511. There has occurred no material "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the DFBS Employee Plans which is likely to result in the imposition of any penalties or taxes upon DFBS or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

                  (iv) No oral or written representation or communication with respect to any of the DFBS Employee Plans has been or will be made to anyone prior to the Closing that is not in accordance with the written terms and provisions of such applicable plan in effect immediately prior to the Closing, except for any amendments or other action required by the terms of this Agreement.

                  (v) All annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports and summary plan descriptions issued with respect to the DFBS Employee Plans are correct and accurate in all material respects as of the dates thereof; and there have been no amendments filed to any such reports, returns, statements, valuations or descriptions are required to make the information therein true and accurate in all material respects.

                  (vi) No liability to the Pension Benefit Guarantee Corporation has been or is expected by DFBS or any of its Subsidiaries to be incurred with respect to any DFBS Employee Plan which is subject to Title IV of ERISA ("DFBS PENSION PLAN"), or with respect to any "single-employer plan" (as defined in
Section 4001(a) of ERISA) currently or formerly maintained by DFBS or any ERISA Affiliate. No DFBS Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each DFBS Pension Plan is at least equal to the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) (whether or not vested) under such DFBS Pension Plan as of the end of the most recent plan year with respect to the respective DFBS Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such DFBS Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any DFBS Pension Plan within the 12-month period ending on the date hereof. Neither DFBS nor any of its ERISA Affiliates has provided, or is required to provide, security to any DFBS Pension Plan or to any plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC.

                  (vii) As of the Closing Date, full payment will have been made of all amounts which DFBS or any of its Subsidiaries will be required to have made at or prior to the Closing Date, under any DFBS Employee Plan or applicable law, as a contribution to any applicable DFBS Employee Plan (and, for this purpose, any such contribution which shall not have been required to have been made on or prior to the Closing Date due to applicable accrual or other requirements which have not been met for the plan year which includes the Closing Date shall be considered required to be made as of the Closing Date on a prorated basis as of the

Closing Date); and no accumulated funding deficiency (as defined in ERISA section 302 or IRC section 412), whether or not waived, will exist with respect to any DFBS Pension Plan.

                  (viii) DFBS does not maintain any plan or other arrangement providing deferred or stock-based compensation which is not reflected in DFBS' Disclosure Letter.

                  (ix) Each DFBS Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a "DFBS QUALIFIED PLAN") has received a favorable determination letter from the IRS, and DFBS and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter.

                  (x) Neither DFBS nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any DFBS Employee Plan that cannot be amended or completely terminated upon 60 days' notice or less (and without the consent of any person) without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne solely by the covered individuals.

                  (xi) All DFBS Employee Plans which are subject to IRC section 4980B or Part VI of Title I of ERISA or both have been maintained in compliance with the requirements of such laws and any regulation (proposed or otherwise) issued thereunder.

                  (xii) No liability to the PBGC will have been incurred as of the Closing Date by DFBS or any ERISA affiliate of DFBS, except for PBGC insurance premiums, and all such insurance premiums incurred up to and including the Closing Date have been or will have been timely paid.

                  (xiii) Neither DFBS nor any ERISA affiliate of DFBS maintains, has maintained, has contributed to or has been required to contribute to a multi-employer plan (as defined in ERISA section 3(37)); and no amount is due or owing from DFBS on account of any withdrawal from any such multi-employer plan.

                  (xiv) All annual reports (as described in ERISA section 103) and Treasury Forms 5300 relating to the applicable provisions of the IRC required to be filed in connection with one or more of the DFBS Employee Plans have been timely and properly filed in accordance with applicable law.

                  (xv) No violation of ERISA, the IRC or other applicable law will arise in respect of any DFBS Employee Plan as a result of or in connection with the transactions contemplated by this Agreement.

            (s)   PROPERTIES.

                  (i) A description of each parcel of real property owned by DFBS or a Subsidiary of DFBS is set forth in DFBS's Disclosure Letter. DFBS and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) liens for taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. All real property and fixtures of DFBS and each of its Subsidiaries are in a good state of maintenance and repair (normal wear and tear excepted), conform with all applicable ordinances, regulations and zoning laws and are considered by DFBS to be adequate for the current business of DFBS and its Subsidiaries. To the knowledge of DFBS, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

                  (ii) DFBS and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of DFBS and its Subsidiaries that is leased rather than owned, neither DFBS nor any of its Subsidiaries is in default in any material respect under the terms of any such lease.

                  (iii) A description of all real property leased by DFBS or a Subsidiary of DFBS is set forth in DFBS's Disclosure Letter. Each lease pursuant to which DFBS or any of its Subsidiaries as lessee, leases real or personal property, is valid and in full force and effect and neither DFBS nor any of its Subsidiaries, nor, to DFBS's knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease.

            (t) FAIRNESS OPINION. DFBS has received the opinion of Sandler O'Neill & Partners, L.P. to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to DFBS's stockholders.

            (u) FEES. Other than financial advisory services performed for DFBS by Sandler O'Neill & Partners, L.P. pursuant to an agreement dated September 16, 2003, a true and complete copy of which has been previously delivered to FCCO, neither DFBS nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for DFBS or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

            (v) ENVIRONMENTAL MATTERS.

                  (i) To the knowledge of DFBS, each of DFBS and its Subsidiaries, the Participation Facilities and the Loan Properties are, and have been, in substantial compliance with all Environmental Laws.

                  (ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of DFBS, threatened, before any court, governmental agency or board or other forum against DFBS or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by DFBS or any of its Subsidiaries or any Participation Facility.

                  (iii) To the knowledge of DFBS, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or DFBS or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

                  (iv) Neither DFBS nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

                  (v) There are no underground storage tanks at any properties owned or operated by DFBS or any of its Subsidiaries or, to the knowledge of DFBS, at any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by DFBS or, to the knowledge of DFBS, any of its Subsidiaries or any Participation Facility.

                  (vi) During the period of (A) DFBS's or its Subsidiary's ownership or operation of any of their respective current properties or (B) DFBS's or its Subsidiary's participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of DFBS, prior to the period of (A) DFBS's or its Subsidiary's ownership or operation of any of their respective current properties or (B) DFBS's or its Subsidiary's participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

            (w) LOAN PORTFOLIO; ALLOWANCE FOR LOAN LOSSES.

                  (i) With respect to each Loan owned by DFBS or its Subsidiaries in whole or in part:

                        (A) The note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                        (B) neither DFBS nor any of its Subsidiaries, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

                        (C) DFBS or a Subsidiary of DFBS is the sole holder of legal and beneficial title to each Loan (or DFBS's or its Subsidiary's applicable participation interest, as applicable), except as otherwise referenced on the books and records of DFBS or a Subsidiary of DFBS;

                        (D) the original note and the related security documents are included in the Loan files, and copies of any documents in the Loan files are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file; and

                        (E) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (ii) Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor DFBS's practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

                  (iii) The allowance for loan losses reflected in DFBS's audited balance sheet at September 30, 2003 was, and the allowance for loan losses shown on the balance sheets in DFBS's Reports for periods ending after September 30, 2003, in the opinion of management, was or will be adequate, as of the dates thereof, under GAAP.

            (x) ANTI-TAKEOVER PROVISIONS INAPPLICABLE. DFBS and its Subsidiaries have taken all actions required to exempt FCCO, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

            (y) MATERIAL INTERESTS OF CERTAIN PERSONS. No officer or director of DFBS, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of DFBS or any of its Subsidiaries, other than banking relationships in the ordinary course of business.

            (z) INSURANCE. In the opinion of management, DFBS and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by DFBS and its Subsidiaries are in full force and effect, DFBS and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

            (aa) INVESTMENT SECURITIES; DERIVATIVES.

                  (i) Except for restrictions that exist for securities that are classified as "held to maturity," none of the investment securities held by DFBS or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

                  (ii) Neither DFBS nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

            (bb) INDEMNIFICATION. Except as provided in the certificate of incorporation or bylaws of DFBS and the similar organizational documents of its Subsidiaries and except as set forth in DFBS's Disclosure Letter, neither DFBS nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of DFBS and, to the knowledge of DFBS, there are no claims for which any such person would be entitled to indemnification under the certificate of incorporation or bylaws of DFBS or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

            (cc) CORPORATE DOCUMENTS. DFBS has previously furnished or made available to FCCO a complete and correct copy of the certificate of incorporation, bylaws and similar organizational documents of DFBS and each of DFBS's Subsidiaries, as in effect as of the date of this Agreement. Neither DFBS nor any of DFBS's Subsidiaries is in violation of its certificate of incorporation, bylaws or similar organizational documents. The minute books of

DFBS and each of DFBS's Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

            (dd) DFBS INFORMATION. The information regarding DFBS and its Subsidiaries to be supplied by DFBS for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            (ee) COMMUNITY REINVESTMENT ACT COMPLIANCE. Newberry Federal is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Newberry Federal currently has a CRA rating of satisfactory or better. To the knowledge of DFBS, there is no fact or circumstance or set of facts or circumstances that would cause Newberry Federal to fail to comply with such provisions or cause the CRA rating of Newberry Federal to fall below satisfactory.

            (ff) TAX TREATMENT OF THE MERGER. DFBS has no knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under the IRC.

      3.3 REPRESENTATIONS AND WARRANTIES OF FCCO. FCCO represents and warrants to DFBS that, except as set forth in FCCO's Disclosure Letter:

            (a) ORGANIZATION AND QUALIFICATION. FCCO is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina and is registered as a bank holding company under the BHC Act. FCCO has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. FCCO is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on FCCO.

            (b)   SUBSIDIARIES.

                  (i) FCCO owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to FCCO's right to vote or dispose of any equity securities of its Subsidiaries. FCCO's ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by bank holding companies or national banking associations.

                  (ii) Each of FCCO's Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and

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

operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on FCCO.

                  (iii) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of FCCO are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

                  (iv) No Subsidiary of FCCO other than First Community is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder. The deposits of First Community are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law. First Community is a member in good standing of the Federal Home Loan Bank of Atlanta.

            (c) CAPITAL STRUCTURE.

                  (i) The authorized capital stock of FCCO consists of:

                        (A) 10,000,000 shares of FCCO Common Stock, par value $1.00 per share; and

                        (B) 10,000,000 shares of preferred stock, par value $1.00 per share.

                  (ii) As of the date of this Agreement:

                        (A) 1,598,401 shares of FCCO Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws;

                        (B) no shares of FCCO preferred stock are issued and outstanding; and

                        (C) 150,763 shares of FCCO Common Stock are reserved for issuance pursuant to outstanding grants or awards under FCCO's stock-based benefit plans.

                  (iii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of FCCO may vote are issued or outstanding.

                  (iv) Except as set forth in this SECTION 3.3(C) or in FCCO's Disclosure Letter, as of the date of this Agreement, (A) no shares of capital stock or other voting securities of FCCO are issued, reserved for issuance or outstanding and (B) neither FCCO nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating FCCO or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of FCCO or obligating FCCO or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of FCCO or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of FCCO or any of its Subsidiaries.

                  (v) The shares of FCCO Common Stock to be issued in exchange for shares of DFBS Common Stock upon consummation of the Merger in accordance with this Agreement will be duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

            (d) AUTHORITY. FCCO has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of FCCO's Board of Directors, and no other corporate proceedings on the part of FCCO are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of FCCO Common Stock. This Agreement has been duly and validly executed and delivered by FCCO and constitutes a valid and binding obligation of FCCO, enforceable against FCCO in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

            (e) NO VIOLATIONS. The execution, delivery and performance of this Agreement by FCCO do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which FCCO or any of its Subsidiaries (or any of their respective properties) is subject, (ii) assuming approval by the stockholders of FCCO of the Agreement, violate the articles of incorporation or bylaws of FCCO or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of FCCO or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which FCCO or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of

(iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on FCCO.

            (f) CONSENTS AND APPROVALS. No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by FCCO of this Agreement or the consummation by FCCO of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger, except for (i) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities, (ii) filing of the Registration Statement with the SEC and declaration by the SEC of the Registration Statement's effectiveness under the Securities Act, (iii) the registration or qualification under state securities or "blue sky" laws of the shares of FCCO Common Stock to be issued in exchange for shares of DFBS Common Stock, and (iv) the listing on the NASDAQ SmallCap Market of the shares of FCCO Common Stock to be issued in exchange for shares of DFBS Common Stock. As of the date hereof, FCCO knows of no reason pertaining to FCCO why any of the approvals referred to in this
SECTION 3.3(F) should not be obtained without the imposition of any material condition or restriction described in SECTION 6.1(B).

            (g) SECURITIES AND REGULATORY FILINGS. FCCO has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file under the Securities Act or the Exchange Act since December 31, 1998 and First Community has filed all such reports with its applicable Government Regulator (collectively, "FCCO'S REPORTS"). FCCO has made available to DFBS an accurate and complete copy of (i) each of FCCO's Reports and (ii) each communication mailed by FCCO to its stockholders since December 31, 1998. None of FCCO's Reports or such communications contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of FCCO's Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, or the laws, rules, and regulations of the Government Regulator with which they were filed. Each of the financial statements (including, in each case, any notes thereto) of FCCO included in FCCO's Reports complied as to form, as of their respective dates of filing with the SEC or any Government Regulator, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC or applicable Government Regulator with respect thereto.

            (h) FINANCIAL STATEMENTS. FCCO has previously made available to DFBS copies of (i) the consolidated balance sheets of FCCO and its Subsidiaries as of December 31, 2003 and 2002 and related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the three-year period ended December 31, 2003, together with the notes thereto, accompanied by the audit report of FCCO's independent public auditors, as reported in FCCO's Annual Report on Form 10-KSB for the year ended December 31, 2003 filed with the SEC. Such financial statements were prepared from the books and records of FCCO and its Subsidiaries, fairly present the consolidated financial position of FCCO and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, changes in stockholders' equity and cash flows of FCCO and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby. The books and records of FCCO and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

            (i) UNDISCLOSED LIABILITIES. Neither FCCO nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of FCCO as of December 31, 2003 as included in FCCO's Annual Report on Form 10-KSB for the period ended December 31, 2003, except for
(i) liabilities incurred since December 31, 2003 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on FCCO and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

            (j) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in FCCO's Reports filed with the SEC prior to the date of this Agreement, since December 31, 2003, (i) FCCO and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on FCCO.

            (k) LITIGATION. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of FCCO, threatened against or affecting FCCO or any of its Subsidiaries or any property or asset of FCCO or any of its Subsidiaries that (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on FCCO or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. To the knowledge of FCCO, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against FCCO or any of its Subsidiaries. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against FCCO or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on FCCO.

            (l) ABSENCE OF REGULATORY ACTIONS. Since December 31, 1998, neither FCCO nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Government Regulator with respect to any report or statement relating to any examinations of FCCO or its Subsidiaries.

            (m) COMPLIANCE WITH LAWS. FCCO and each of its Subsidiaries conducts its business in compliance in all material respects with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it or the employees conducting such business. FCCO and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened. Neither FCCO nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on FCCO.

            (n) TAXES. All federal, state, local and foreign tax returns required to be filed by or on behalf of FCCO or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by FCCO or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on FCCO's balance sheet (in accordance with GAAP). There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of FCCO or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where FCCO or any of its Subsidiaries do not file tax returns that FCCO or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to FCCO or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on FCCO's balance sheet (in accordance with GAAP). FCCO and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. FCCO and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and FCCO and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

            (o) AGREEMENTS.

                  (i) FCCO and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-B promulgated by the SEC), to be performed after the date hereof that has not been filed with FCCO's Reports.

                  (ii) FCCO's Disclosure Letter lists any contract, arrangement, commitment or understanding (whether written or oral) to which FCCO or any of its Subsidiaries is a party or is bound containing covenants that limit the ability of FCCO or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, FCCO (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

                  (iii) Neither FCCO nor any of its Subsidiaries is in default under (and, to the knowledge of FCCO, no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of FCCO, no other party to any such agreement (excluding any loan or extension of credit made by FCCO or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on FCCO.

            (p) INTELLECTUAL PROPERTY. FCCO and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its businesses, and neither FCCO nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of FCCO and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing, except for such non-performance and defaults that would not, individually or in the aggregate, have a Material Adverse Effect on FCCO.

            (q) LABOR MATTERS. FCCO and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither FCCO nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is FCCO or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving FCCO or any of its Subsidiaries pending or, to the knowledge of FCCO, threatened.

            (r) EMPLOYEE BENEFIT PLANS.

                  (i) FCCO's Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, health, accident, life insurance, death benefit, cafeteria, flexible benefits, medical reimbursement, dependent care reimbursement, severance and other benefit plans, contracts, and other agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of DFBS or any of its Subsidiaries (hereinafter referred to collectively as the "FCCO EMPLOYEE PLANS"). FCCO has previously delivered or made available to DFBS true and complete copies of each agreement, plan and other documents referenced in FCCO's Disclosure Letter. There has been no announcement or commitment by FCCO or any of its Subsidiaries to create an additional FCCO Employee Plan, or to amend any FCCO Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such FCCO Employee Plan.

                  (ii) FCCO has previously made available to DFBS all financial contributions, actuarial statements or valuations, fidelity bonds, fiduciary liability policies, investment manager or advisory contracts, corporate resolutions, memoranda, administrative committee minutes or memoranda or records, and all amendments (if any) thereto. FCCO's Disclosure Letter lists, with respect to FCCO Employee Plans, (A) all trust agreements or other funding arrangements, including insurance contracts, and all annuity contracts (B) where applicable, with respect to any such plan or plans or plan amendments, the most recent determination letters issued by the IRS, (C) all communications or other correspondence issued within the last six years by the Internal Revenue Service, United States Department of Labor or the Pension Benefit Guaranty Corporation with respect to any such plan, (D) annual reports or returns in audited or unaudited financial statements for the most recent three plan years and any amendments thereto, and (E) the most recent summary plan descriptions, any material modifications thereto, and all material and employee communications with respect to any such plans. FCCO has previously delivered or made available to DFBS true and complete copies of all such writings.

                  (iii) There is no pending or, to the knowledge of FCCO, threatened litigation, administrative action or proceeding relating to any FCCO Employee Plan. All of the FCCO Employee Plans and the operation and terms thereof comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. No event has occurred which is likely to give rise to a failure of any FCCO Employee Plan to obtain or maintain intended tax benefits, including, where applicable, qualification under IRC section 401(a), and the avoidance of tax under IRC section 511. There has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the FCCO Employee Plans which is likely to result in the imposition of any penalties or taxes upon FCCO or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

                  (iv) No liability to the Pension Benefit Guarantee Corporation has been or is expected by FCCO or any of its Subsidiaries to be incurred with respect to any FCCO Employee Plan which is subject to Title IV of ERISA ("FCCO PENSION PLAN"), or with respect to any "single-employer plan" (as defined in
Section 4001(a) of ERISA) currently or formerly maintained by FCCO or any ERISA Affiliate. No FCCO Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each FCCO Pension Plan is at least equal to the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) (whether or not vested) under such FCCO Pension Plan as of the end of the most recent plan year with respect to the respective FCCO Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such FCCO Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any FCCO Pension Plan within the 12-month period ending on the date hereof. Neither FCCO nor any of its ERISA Affiliates has provided, or is required to provide, security to any FCCO Pension Plan or to any plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC.

                  (v) FCCO does not maintain any plan or other arrangement providing deferred or stock-based compensation which is not reflected in FCCO's Disclosure Letter.

                  (vi) Each FCCO Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a "FCCO QUALIFIED PLAN") has received a favorable determination letter from the IRS, and FCCO and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. No FCCO Qualified Plan is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the IRC).

                  (vii) Neither FCCO nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any FCCO Employee Plan that cannot be amended or completely terminated upon 60 days' notice or less (and without the consent of any person) without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne solely by the covered individuals.

                  (viii) All FCCO Employee Plans which are subject to IRC
section 4980B or Part VI of Title I of ERISA or both have been maintained in compliance with the requirements of such laws and any regulation (proposed or otherwise) issued thereunder.

                  (ix) All annual reports (as described in ERISA section 103) and Treasury Forms 5300 relating to the applicable provisions of the IRC required to be filed in connection with one or more of the FCCO Employee Plans have been timely and properly filed in accordance with applicable law.

            (s) FEES. Other than financial advisory services performed for FCCO by The Orr Group, neither FCCO nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for FCCO or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

            (t) ENVIRONMENTAL MATTERS.

                  (i) To the knowledge of FCCO, each of FCCO and its Subsidiaries, the Participation Facilities and the Loan Properties are, and have been, in substantial compliance with all Environmental Laws.

                  (ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of FCCO, threatened, before any court, governmental agency or board or other forum against FCCO or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by FCCO or any of its Subsidiaries or any Participation Facility.

                  (iii) To the knowledge of FCCO, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or FCCO or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

                  (iv) Neither FCCO nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

                  (v) There are no underground storage tanks at any properties owned or operated by FCCO or any of its Subsidiaries or, to the knowledge of FCCO, at any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by FCCO or, to the knowledge of FCCO, any of its Subsidiaries or any Participation Facility.

                  (vi) During the period of (A) FCCO's or its Subsidiary's ownership or operation of any of their respective current properties or (B) FCCO's or its Subsidiary's participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of FCCO, prior to the period of (A) FCCO's or its Subsidiary's ownership or operation of any of their respective current properties or (B) FCCO's or its Subsidiary's participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

            (u) LOAN PORTFOLIO; ALLOWANCE FOR LOAN LOSSES.

                  (i) With respect to each Loan owned by FCCO or its Subsidiaries in whole or in part:

                        (A) The note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                        (B) neither FCCO nor any of its Subsidiaries, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

                        (C) FCCO or a Subsidiary of FCCO is the sole holder of legal and beneficial title to each Loan (or FCCO's or its Subsidiary's applicable participation interest, as applicable), except as otherwise referenced on the books and records of FCCO or a Subsidiary of FCCO;

                        (D) the original note and the related security documents are included in the Loan files, and copies of any documents in the Loan files are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file; and

                        (E) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (ii) Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor FCCO's practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

                  (iii) The allowance for loan losses reflected in FCCO's audited balance sheet at December 31, 2003 was, and the allowance for loan losses shown on the balance sheets in FCCO's Reports for periods ending after December 31, 2003, in the opinion of management, was or will be adequate, as of the dates thereof, under GAAP.

            (V) INSURANCE. In the opinion of management, FCCO and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by FCCO and its Subsidiaries are in full force and effect, FCCO and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

            (w) INVESTMENT SECURITIES; DERIVATIVES.

                  (i) Except for restrictions that exist for securities that are classified as "held to maturity," none of the investment securities held by FCCO or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

                  (ii) Neither FCCO nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

            (X) CORPORATE DOCUMENTS. FCCO has previously furnished or made available to DFBS a complete and correct copy of the articles of incorporation, bylaws and similar organizational documents of FCCO and each of FCCO's Subsidiaries, as in effect as of the date of this Agreement. Neither FCCO nor any of FCCO's Subsidiaries is in violation of its articles of incorporation, bylaws or similar organizational documents. The minute books of FCCO and each of FCCO's Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

            (y) FCCO INFORMATION. The information regarding FCCO and its Subsidiaries to be supplied by FCCO for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            (z) COMMUNITY REINVESTMENT ACT COMPLIANCE. First Community is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and First Community currently has a CRA rating of satisfactory or better. To the knowledge of FCCO, there is no fact or circumstance or set of facts or circumstances that would cause First Community to fail to comply with such provisions or cause the CRA rating of First Community to fall below satisfactory.

            (aa) TAX TREATMENT OF THE MERGER. FCCO has no knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under the IRC.


                                   ARTICLE IV
                           CONDUCT PENDING THE MERGER

      4.1 FORBEARANCES BY DFBS. Except as expressly contemplated or permitted by this Agreement or as to the extent required by GAAP, law or regulation or any

Governmental Entity, during the period from the date of this Agreement to the Effective Time, DFBS shall not, nor shall DFBS permit any of its Subsidiaries to, without the prior written consent of FCCO, which consent shall not be unreasonably withheld:

            (a) conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

            (b) (i) incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than the creation of deposit liabilities in the ordinary course of business consistent with past practice, borrowings from the Federal Home Loan Bank that mature within one year, and entering into repurchase agreements; or

                  (ii) prepay any indebtedness or other similar arrangements so as to cause DFBS to incur any prepayment penalty thereunder;

            (c)   (i) adjust, split, combine or reclassify any capital stock;

                  (ii) make, declare or pay any dividend, or make any other distribution on its capital stock;

                  (iii) grant any stock appreciation rights or any limited rights under the DFBS Employee Plans or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

                  (iv) issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock except pursuant to the exercise of stock options outstanding as of the date hereof;

            (d) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

            (e) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment (except investments in preferred stock in the ordinary course of business and consistent with past practice), either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

            (f) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $10,000 per annum and other than contracts or agreements covered by SECTION 4.1(G) or disclosed in DFBS's Disclosure Letter;

            (g) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except in conformity with existing lending policies and practices;

            (h) except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of DFBS or Newberry Federal, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

            (i) (i) except as disclosed in DFBS's Disclosure Letter, increase in any manner the compensation or fringe benefits of any of its employees or directors other than for non-executive employees in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, or pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors;

                  (ii) become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director;

                  (iii) elect to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement, or hire any employee with annual compensation in excess of $25,000;

            (j) settle any claim, action or proceeding involving payment by it of money damages in excess of $25,000 or impose any material restriction on its operations or the operations of any of its Subsidiaries;

            (k) amend its certificate of incorporation or bylaws, or similar governing documents;

            (l) materially restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

            (m) make any capital expenditures other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

            (n) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

            (o) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

            (p) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

            (q) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

            (r) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this SECTION 4.1.

            Any request by DFBS or response thereto by FCCO shall be made in accordance with the notice provisions of SECTION 8.7 and shall note that it is a request pursuant to this SECTION 4.1.

      4.2 FORBEARANCES BY FCCO. Except as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Effective Time, FCCO shall not, nor shall FCCO permit any of its Subsidiaries to, without the prior written consent of DFBS:

            (a) take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

            (b) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

            (c) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

            (d) solely in the case of FCCO, declare or pay any dividends on or make any other distributions in respect of any of its capital stock other than its current quarterly dividends;

            (e) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of the regulatory approvals described in SECTION 6.1(B);

            (f) change its methods of accounting in effect at December 31, 2003, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by FCCO's independent auditors;

            (g) conduct its business other than in substantially the same manner as heretofore conducted; or

            (h) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this SECTION 4.2.

                                    ARTICLE V
                                    COVENANTS

      5.1   ACQUISITION PROPOSALS.

        (a) Except as permitted by this Agreement, DFBS shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by DFBS or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than FCCO), regarding an Acquisition Proposal, or (iii) enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of DFBS or of any of the Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by DFBS or any of its Subsidiaries shall be deemed to be a breach of this SECTION 5.1 by DFBS. Notwithstanding the foregoing, DFBS may, in response to a Superior Proposal that has not been withdrawn and that did not otherwise result from a breach of this SECTION 5.1,
(x) furnish non-public information with respect to DFBS to the person who made such Superior Proposal pursuant to a confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between FCCO and DFBS dated December 16, 2003 and (y) participate in discussions or negotiations with such person regarding such Superior Proposal, if and so long as DFBS's Board of Directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that failing to take such action would constitute a breach of its fiduciary duties under applicable law.

        (b) Nothing contained in this SECTION 5.1 shall prohibit DFBS from at any time taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act.

        (c) DFBS will notify FCCO immediately orally (within one day) and in writing (within two days) of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to FCCO any written materials received by

DFBS, any of its Subsidiaries, or any of its attorneys or investment bankers in connection therewith. DFBS will keep FCCO informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof. DFBS will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. DFBS will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of SECTION 5.1(A) of the obligations undertaken in this SECTION 5.1. DFBS will promptly request each person (other than FCCO) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with DFBS or any of its Subsidiaries to return or destroy all confidential information previously furnished to such person by or on behalf of DFBS or any of its Subsidiaries. DFBS shall not release any third party from, or waive my provisions of, any confidentiality agreements or standstill agreement to which it or any of its Subsidiaries is a party.

      5.2 CERTAIN POLICIES AND ACTIONS OF DFBS. At the request of FCCO, DFBS shall cause Newberry Federal to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices so as to be consistent with those of First Community; PROVIDED, HOWEVER, that DFBS shall not be required to take such action prior to the date on which the conditions set forth in Sections 6.1(a), (b), and (e) have been satisfied, and until after receipt of written confirmation from FCCO that it is not aware of any fact or circumstance that would prevent completion of the Merger, and PROVIDED FURTHER, that such policies and procedures are not prohibited by GAAP or any applicable laws and regulations. DFBS's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this
SECTION 5.2.

      5.3   ACCESS AND INFORMATION.

            (a) Upon reasonable notice, FCCO and DFBS shall (and shall cause their respective Subsidiaries to) afford the other and its representatives (including, without limitation, directors, officers and employees of such party and its affiliates and counsel, accountants and other professionals retained by such party) such reasonable access during normal business hours throughout the period prior to the Effective Time to its books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel and such other information as either party may reasonably request; PROVIDED, HOWEVER, that no investigation by any party pursuant to this
SECTION 5.3 shall affect or be deemed to modify any representation or warranty made by the other party in this Agreement.

            (b) From the date hereof until the Effective Time, DFBS shall, and shall cause DFBS's Subsidiaries to, promptly provide FCCO with (i) a copy of each report, schedule, registration statement and other document filed or received by it pursuant to the requirements of the Securities Act or the Exchange Act, (ii) a copy of each report filed with federal or state banking regulators, and (iii) a copy of each press release made available to the public. Notwithstanding the foregoing, neither DFBS nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of such entity's customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

            (c) Each of FCCO and DFBS will not, and will cause its representatives not to, use any information obtained pursuant to this SECTION
5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, FCCO and DFBS will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this SECTION
5.3 unless such information (i) was already known to such party or an affiliate of such party, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to such party or an affiliate of such party from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of the other party, or (iv) is or becomes readily ascertainable from published information or trade sources.

            (d) From and after the date hereof, representatives FCCO and DFBS shall meet on a regular basis to discuss and plan for the conversion of DFBS's and its Subsidiaries' data processing and related electronic informational systems to those used by FCCO and its Subsidiaries with the goal of conducting such conversion simultaneously with the consummation of the Bank Merger.

      5.4   APPLICATIONS; CONSENTS.

            (a) The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. DFBS and FCCO shall furnish each other with all information concerning themselves, their respective Subsidiaries, and their and their respective Subsidiaries' directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of FCCO, DFBS or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger. FCCO and DFBS shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to FCCO and DFBS, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this SECTION 5.4(A).

            (b) As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective subsidiaries to, use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger.

      5.5 ANTITAKEOVER PROVISIONS. DFBS and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt FCCO, First Community, the Agreement, the Plan of Bank Merger and the Merger from any provisions of an antitakeover nature in DFBS's or its Subsidiaries' certificate of incorporation and bylaws, or similar organizational documents, and the provisions of any federal or state antitakeover laws.

      5.6 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

      5.7 PUBLICITY. The initial press release announcing this Agreement shall be a joint press release and thereafter DFBS and FCCO shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange or market with respect thereto; PROVIDED, HOWEVER, that nothing in this
SECTION 5.7 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party's disclosure obligations imposed by law.

      5.8   STOCKHOLDER MEETINGS.

            (a) DFBS will submit to its stockholders this Agreement and any other matters required to be approved or adopted by stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, DFBS will take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the "DFBS STOCKHOLDER MEETING") as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. DFBS's Board of Directors will use all reasonable best efforts to obtain from DFBS's stockholders a vote approving this Agreement. Except as provided in this Agreement, (i) DFBS's Board of Directors shall recommend to DFBS's stockholders approval of this Agreement, (ii) the Joint Proxy Statement-Prospectus shall include a statement to the effect that DFBS's Board of Directors has recommended that DFBS's stockholders vote in favor of the approval of this Agreement, and (iii) neither DFBS's Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to FCCO, the recommendation of DFBS's Board of Directors that DFBS's stockholders vote in favor of approval of this Agreement or make any statement in connection with the DFBS Stockholder Meeting inconsistent with such recommendation. Notwithstanding the foregoing, if DFBS's Board of Directors, after consultation with and based on the advice of counsel, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting the Agreement to stockholders at the DFBS Stockholder Meeting it may submit the Agreement without recommendation and will no longer be under any obligation to use its reasonable best efforts to obtain from DFBS's stockholders a vote approving this Agreement, in which case the Board of Directors may communicate the basis for its lack of a recommendation to the stockholders in the Joint Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by law.

            (b) FCCO will submit to its stockholders this Agreement and any other matters required to be approved or adopted by stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, FCCO will take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the "FCCO STOCKHOLDER MEETING") as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. FCCO's Board of Directors will use all reasonable best efforts to obtain from FCCO's stockholders a vote approving this Agreement. Except as provided in this Agreement, (i) FCCO's Board of Directors shall recommend to FCCO's stockholders approval of this Agreement, (ii) the Joint Proxy Statement-Prospectus shall include a statement to the effect that FCCO's Board of Directors has recommended that FCCO's stockholders vote in favor of the approval of this Agreement, and (iii) neither FCCO's Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to DFBS, the recommendation of FCCO's Board of Directors that Aquiror's stockholders vote in favor of approval of this Agreement or make any statement in connection with the FCCO Stockholder Meeting inconsistent with such recommendation. Notwithstanding the foregoing, if FCCO's Board of Directors, after consultation with and based on the advice of counsel, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting the Agreement to stockholders at the FCCO Stockholder Meeting it may submit the Agreement without recommendation, in which case the Board of Directors may communicate the basis for its lack of a recommendation to the stockholders in the Joint Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by law.

      5.9   REGISTRATION OF FCCO COMMON STOCK.

            (a) As promptly as reasonably practicable following the date hereof, FCCO shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of FCCO Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "REGISTRATION STATEMENT"). The Registration Statement shall contain proxy materials relating to the matters to be submitted to the DFBS stockholders at the DFBS Stockholder Meeting and to the matters to be submitted to the FCCO stockholders at the FCCO Stockholder Meeting. Such proxy materials shall also constitute the prospectus relating to the shares of FCCO Common Stock to be issued in the Merger (such proxy statement-prospectus, and any amendments or supplements thereto, the "JOINT PROXY STATEMENT-PROSPECTUS"). DFBS will furnish to FCCO the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with FCCO on the form of, and any characterizations of such information included in, the Registration

Statement prior to its being filed with the SEC. FCCO shall use reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. DFBS and FCCO will use reasonable best efforts to cause the Joint Proxy Statement-Prospectus to be mailed to their respective stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. FCCO will advise DFBS, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the FCCO Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to FCCO or DFBS, or any of their respective affiliates, officers or directors, should be discovered by FCCO or DFBS which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by FCCO with the SEC and disseminated by FCCO to its shareholders and by DFBS to its stockholders.

            (b) FCCO shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of DFBS and FCCO shall furnish all information concerning it and the holders of DFBS Common Stock as may be reasonably requested in connection with any such action.

            (c) Prior to the Effective Time, FCCO shall notify the Nasdaq Stock Market of the additional shares of FCCO Common Stock to be issued by FCCO in exchange for the shares of DFBS Common Stock.

      5.10 AFFILIATE LETTERS. DFBS shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" of DFBS under Rule 145 of the Securities Act to deliver to FCCO as soon as practicable and prior to the mailing of the Joint Proxy Statement-Prospectus executed letter agreements, each substantially in the form attached hereto as Exhibit D, providing that such person will comply with Rule 145.

      5.11 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of DFBS and FCCO shall give prompt notice to the other party of any notice or other communication from any third

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

party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

      5.12  EMPLOYEES, DIRECTORS AND OFFICERS, AND EMPLOYEE BENEFIT PLANS.

            (a) FCCO and First Community shall enter into an employment, consulting, and non-compete agreement with Mr. Johnson which shall contain substantially the same terms and conditions and be in substantially the same form as attached as Exhibit E to this Agreement. Mr. Johnson shall terminate his existing non-compete agreement listed in Section 3.2(o)(ii) of the DFBS Disclosure Letter and all rights thereunder shall be waived and no payments made therefor. Immediately prior to Closing and except as set forth in Section 5.12(c), Mr. Johnson shall terminate all his existing compensation agreements in exchange for a payment from DFBS that shall not constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code.

            (b) FCCO and First Community shall enter into an employment, consulting, and non-compete agreement with Mr. Sligh which shall contain substantially the same terms and conditions and be in substantially the same form as attached as Exhibit F to this Agreement. Mr. Sligh shall terminate his existing non-compete agreement listed in Section 3.2(o)(ii) of the DFBS Disclosure Letter and all rights thereunder shall be waived and no payments made therefor. Immediately prior to Closing and except as set forth in Section 5.12(c), Mr. Sligh shall terminate all his existing compensation agreements in exchange for a payment from DFBS that shall not constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code.

            (c) At the Effective Time, the executive benefit benefits plans for Messrs. Johnson and Sligh shall be modified as follows:

                  (i) FCCO shall assume and continue to maintain the salary continuation agreements listed in Section 3.2(o)(ii) of the DFBS Disclosure Letter; PROVIDED, HOWEVER, that such agreements shall be amended to provide that a change of control (as defined in the agreements) shall not accelerate vesting of benefits under those agreements, that no payments or other rights shall be triggered solely by the execution of this Agreement and consummation of the Merger, and that the executive's rights under such agreements shall continue to vest so long as the executive is either an employee or serves as a consultant to FCCO or First Community.

                  (ii) FCCO shall assume and continue to maintain the split dollar life insurance arrangements listed in Section 3.2(o)(ii) of the DFBS Disclosure Letter in accordance with the terms of such arrangements; PROVIDED, HOWEVER, that as of the Effective Time, Messrs. Johnson and Sligh agree to waive the vesting rights under a change of control as set forth in those arrangements and that no payments or other rights shall be triggered solely by the execution of this Agreement and consummation of the Merger.

                  (iii) The supplemental executive retirement plan listed in
Section 3.2(o)(ii) of the DFBS Disclosure Letter shall be terminated and all

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

rights thereunder shall be waived and each participant thereunder shall receive a payment of all benefits to which he is entitled pursuant to the terms of the plan and to the extent such benefits have been properly accrued in accordance with past practice and methodology.

            (d) All persons who are employees of Newberry Federal immediately prior to the Effective Time and whose employment is not specifically terminated, if any, at or prior to the Effective Time (a "CONTINUING EMPLOYEE") shall, at the Effective Time, become employees of First Community; PROVIDED, HOWEVER, that in no event shall any of Newberry Federal's employees be officers of First Community, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position by the board of directors of First Community and in accordance with the bylaws of First Community. All of the Continuing Employees shall be employed at the will of First Community and no contractual right to employment shall inure to such employees because of this Agreement except as otherwise set forth in this Agreement. For those Newberry Employees terminated within one year following the Effective Time, FCCO shall honor the terms of the Employee Severance Plan set forth in Section 3.2(o)(ii) of the DFBS Disclosure Letter; PROVIDED, HOWEVER, that as soon as practicable after the execution of this Agreement, DFBS shall cause Section 4.2(c) of such plan to be amended to increase the radius limitation from 35 miles to 60 miles. Notwithstanding the preceding, such severance payment shall be reduced by any amount payable to such individual under any other applicable severance plan, program or policy, employment agreement or any other arrangement providing for severance payment to such individual as a result of involuntary termination of employment.

            (e) As of the Effective Time, each Continuing Employee shall be eligible to participate in FCCO's 401(k) plan with full credit for prior service with DFBS for purposes of eligibility and vesting.

            (f) As of the Effective Time, FCCO shall make available employer-provided health and other employee welfare benefit plans to each Continuing Employee on the same basis as it provides such coverage to FCCO employees except that any pre-existing condition, eligibility waiting period or other limitations or exclusions otherwise applicable under such plans to new employees shall not apply to a Continuing Employee or their covered dependents who were covered under a similar DFBS plan at the Effective Time of the Merger.

            (g) With respect to the DFBS employee stock ownership plan ("ESOP") listed in Section 3.2(o)(ii) of the DFBS Disclosure Letter, prior to the Effective Time, DFBS shall:

                  (i) take any and all actions to cause the ESOP to be terminated and cause the ESOP participants' respective benefits and account balances under the ESOP to become fully vested and nonforfeitable (in accordance with the applicable requirements of ERISA and the IRC) as of the Effective Time;

                  (ii) notify the trustee of the ESOP to repay the loan in full and allocate all remaining unallocated assets to the accounts of participants in accordance with the terms of the plan documents;

            (h) As soon as practicable after the date hereof, DFBS shall file a request for a determination letter from the IRS regarding the continued qualified status of the ESOP upon its termination. Prior to the Effective Time, DFBS and, following the Effective Time, FCCO shall use reasonable efforts to obtain such favorable determination letter (including, but not limited to, making such changes to the ESOP as may be requested by the IRS as a condition to its issuance of a favorable determination letter).

            (i) At the election of FCCO, notice of which shall be provided to DFBS at least 45 calendar days prior to the Closing Date, DFBS shall cause the Financial Institutions Retirement Funds' Comprehensive Retirement Plan as sponsored by DFBS or its Subsidiary, listed in Section 3.2(r)(i) of the DFBS Disclosure Letter, (i) to be terminated effective as of the Closing Date by DFBS, or (ii) to be amended such that all benefit accruals thereunder shall cease to be effective as of the Effective Time.

            (j) FCCO shall assume and continue to maintain the survivor income plan and split dollar agreements listed in Section 3.2(o)(ii) of the DFBS Disclosure Letter; PROVIDED, HOWEVER, that the parties acknowledge and agree that existing DFBS insurance coverage shall cover all payment obligations triggered by the consummation of the transactions contemplated by this Agreement.

            (k) As of the Effective Time, the director salary continuation plan listed in Section 3.2(o)(ii) of the DFBS Disclosure Letter shall be terminated by DFBS and the plan participants shall enter into a Termination and Release Agreement substantially in the form of Exhibit G hereto.

            (l) At the election of FCCO, notice of which shall be provided to DFBS at least 45 calendar days prior to the Closing Date, DFBS shall cause the 401(k) plan listed in Section 3.2(r)(i) of the DFBS Disclosure Letter to be terminated effective as of the Closing Date. As soon as practicable after receipt of notice of such election, DFBS shall file a request for a determination letter from the IRS regarding the continued qualified status of such 401(k) plan upon its termination. Prior to the Effective Time, DFBS and, following the Effective Time, FCCO, shall use reasonable efforts to obtain such favorable determination letter (including, but not limited to, making such changes to such 401(k) plan as may be requested by the IRS as a condition to its issuance of a favorable determination letter). DFBS shall timely issue notice required under Section 306(b) of the Sarbanes-Oxley Act, which is codified in ERISA section 101(i), to all 401(k) plan participants and beneficiaries with respect to the cessation, until a favorable IRS determination letter is issued with respect to the 401(k) plan's termination (and for a reasonable period of time thereafter), of participant and beneficiary rights (as may be applicable) to direct investment of their respective 401(k) plan account balances, obtain loans in respect of those account balances and obtain distributions in respect of those account balances.

      5.13  INDEMNIFICATION.

            (a) From and after the Effective Time through the third anniversary of the Effective Time, without releasing any insurance carrier and after exhaustion of all applicable director and liability insurance coverage for DFBS and its directors and officers, FCCO agrees to indemnify and hold harmless, each present and former director and officer of DFBS and its Subsidiaries and each officer or employee of DFBS and its Subsidiaries that is serving or has served as a director or trustee of another entity expressly at DFBS's request or direction (each, an "INDEMNIFIED PARTY"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, as they are from time to time incurred, in each case to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to the certificate of incorporation or charter and bylaws of DFBS and its Subsidiaries, as applicable, as in effect on the date of this Agreement and to the fullest extent permitted by applicable law; provided, however, that (A) FCCO shall have the right to assume the defense thereof and upon such assumption FCCO shall not be liable to any director or officer of DFBS for any legal expenses of other counsel or any other expenses subsequently incurred by such director or officer in connection with the defense thereof, except that if FCCO elects not to assume such defense or counsel for such director or officer reasonably advises such director or officer that there are issues which raise conflicts of interest between FCCO and such director or officer, such director or officer may retain counsel reasonably satisfactory to him, and FCCO shall pay the reasonable fees and expenses of such counsel and (B) FCCO shall not be liable for any settlement effected without its prior written consent.

            (b) Any Indemnified Party wishing to claim indemnification under
SECTION 5.13(A), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify FCCO thereof, but the failure to so notify shall not relieve FCCO of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice FCCO.

            (c) Prior to the Effective Time, FCCO shall purchase, or shall direct DFBS to purchase, an extended reporting period endorsement under DFBS's existing directors' and officers' liability insurance coverage ("DFBS'S D&O POLICY") for acts or omissions occurring prior to the Effective Time by such directors and officers currently covered by DFBS's D&O Policy. The directors and officers of DFBS shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement. Such endorsement shall provide such directors and officers with coverage following the Effective Time for five years or such lesser period of time as can be purchased for an aggregate amount equal to three times the current annual premium for DFBS's D&O Policy (the "PREMIUM MULTIPLE"). If FCCO is unable to obtain or maintain the insurance coverage called for in this Section 5.13(c), then FCCO shall obtain the most advantageous coverage that can be purchased for the Premium Multiple.

            (d) In the event FCCO or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of FCCO assume the obligations set forth in this SECTION 5.13.

            (e) The provisions of this SECTION 5.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

      5.14 SECTION 16 MATTERS. Prior to the Effective Time, DFBS and FCCO shall take all such steps as may be required to cause any dispositions of DFBS Common Stock (including derivative securities with respect to DFBS Common Stock) or acquisitions of FCCO Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to DFBS to be exempt under Rule 16b-3 promulgated under the Exchange Act. DFBS agrees to promptly furnish FCCO with all requisite information necessary for FCCO to take the actions contemplated by this SECTION 5.14.

      5.15 BOARD OF DIRECTORS. FCCO and First Community shall take all action necessary to appoint Messrs. Johnson and Sligh to the Boards of Directors of FCCO and First Community, effective immediately following the Effective Time. The current three outside directors, James E. Wiseman, Jr., Robert E. Livingston, III, and Robert W. Owen, of the DFBS Board of Directors shall be appointed to the Newberry Advisory Board. The amount of the board advisory fees will be determined in good faith by the parties.

      5.16 FINANCIAL ABILITY. On the Effective Date and through the date of payment of the aggregate amount of cash payable pursuant to Article II hereof, FCCO or First Community will have all funds necessary to consummate the Merger and pay the aggregate amount of cash to be paid to the holders of DFBS Common Stock pursuant to Article II hereof. Each of FCCO and First Community is, and immediately following completion of the Merger and the Bank Merger will be, in compliance with all capital requirements applicable to it.


                                   ARTICLE VI
                           CONDITIONS TO CONSUMMATION

      6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

            (a) BOARD AND STOCKHOLDER APPROVAL. This Agreement shall have been approved by the Board of Directors of FCCO and DFBS, as well as the requisite vote of the holders of DFBS Common Stock and FCCO Common Stock, in each case in accordance with applicable laws and regulations.

            (b) REGULATORY APPROVALS. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; PROVIDED, HOWEVER, that none of such approvals, consents or waivers shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to FCCO of the transactions contemplated hereby that, had such condition or requirement been known, FCCO would not, in its reasonable judgment, have entered into this Agreement.

            (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or the Bank Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

            (d) REGISTRATION STATEMENT; BLUE SKY LAWS. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and FCCO shall have received all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement.

            (e) THIRD PARTY CONSENTS. FCCO and DFBS shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in SECTION 6.1(B)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on FCCO (after giving effect to the consummation of the transactions contemplated hereby).

            (f) TAX OPINIONS. FCCO and DFBS shall have received the opinion of Nelson, Mullins, Riley & Scarborough, L.L.P., dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to DFBS and FCCO, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC,
(ii) FCCO and DFBS will each be a party to that reorganization within the meaning of Section 368(b) of the IRC, and (iii) except to the extent of any cash received in lieu of a fractional share interest in FCCO Common Stock, the shareholders of DFBS will not recognize any gain or loss by exchanging their shares of DFBS Common Stock for shares of FCCO Common Stock pursuant to the Merger. Such opinion may be based on, in addition to the review of such matters of fact and law as the opinion giver considers appropriate, representations contained in certificates of officers of FCCO, DFBS and others.

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

            (g) EXCHANGE OF DFBS COMMON STOCK. Holders of DFBS Common Stock shall exchange 100% of the outstanding DFBS Common Stock (except for Ungranted Restricted Shares) for the aggregate Merger Consideration, except for the dissent by holders of no more than 8% of the outstanding DFBS Common Stock.

            (h) AGREEMENTS. The following agreements shall have been executed by FCCO and the executive officers and directors of DFBS as the case may be:

                  (i) The voting agreements referred to in the introductory statement;

                  (ii) The non-compete agreements referred to in the introductory statements;

                  (iii) The affiliate letters referred to in Section 5.10 of the Agreement;

                  (iv) The employment, consulting, and non-compete agreement referred to in Section 5.12(a) of the Agreement;

                  (v) The employment, consulting, and non-compete agreement referred to in Section 5.12(b) of the Agreement; and

                  (vi) The termination and release agreements referred to in
                  Section 5.12(k).

            (i) LISTING. The shares of FCCO Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ SmallCap Market.

      6.2 CONDITIONS TO THE OBLIGATIONS OF FCCO. The obligations of FCCO to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by FCCO:

            (a) DFBS'S REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of DFBS contained in SECTIONS 3.2(A) (except as relates to qualification), (B) (except as relates to qualification), (C), (D),
(E)(I) and (II), (X) and (FF) of this Agreement shall be true and correct (except for inaccuracies that are de minimis) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, and there shall not exist any inaccuracies in the representations and warranties of DFBS contained in this Agreement (including the representations and warranties set forth in the Sections designated above) such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect on DFBS.

            (b) PERFORMANCE OF DFBS'S OBLIGATIONS. DFBS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

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

            (c) OFFICERS' CERTIFICATE. FCCO shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of DFBS to the effect that the conditions set forth in SECTIONS 6.2(A) and (B) have been satisfied.

            (d) MATERIAL ADVERSE CHANGE. There shall not have been any Material Adverse Effect, and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, is reasonably likely to cause, create, or result in any such Material Adverse Effect.

      6.3 CONDITIONS TO THE OBLIGATIONS OF DFBS. The obligations of DFBS to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by DFBS:

            (a) FCCO'S REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of FCCO contained in SECTIONS 3.3(A) (except as relates to qualification), (B) (except as relates to qualification), (C), (D),
(E)(I) and (II), and (a)(a) of this Agreement shall be true and correct (except for inaccuracies that are de minimis) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, and there shall not exist any inaccuracies in the representations and warranties of FCCO contained in this Agreement (including the representations and warranties set forth in the Sections designated above) such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect on FCCO.

            (b) PERFORMANCE OF FCCO'S OBLIGATIONS. FCCO shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

            (c) OFFICERS' CERTIFICATE. DFBS shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of FCCO to the effect that the conditions set forth in SECTIONS 6.3(A) and (B) have been satisfied.

            (d) DEPOSIT MERGER CONSIDERATION. FCCO shall have deposited with the Exchange Agent sufficient cash to pay the aggregate Cash Consideration.

                                   ARTICLE VII
                                   TERMINATION

      7.1 TERMINATION. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any requisite stockholder approval:

            (a) by the mutual written consent of FCCO and DFBS; or

            (b) by either FCCO or DFBS, in the event of the failure of DFBS's stockholders to approve the Agreement at the DFBS Stockholder Meeting; PROVIDED, HOWEVER, that DFBS shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under SECTION 5.8; or

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

            (c) by either FCCO or DFBS, in the event of the failure of FCCO's stockholders to approve the Agreement at the FCCO Stockholder Meeting; PROVIDED, HOWEVER, that FCCO shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under SECTION 5.8; or

            (d) by either FCCO or DFBS, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

            (e) by either FCCO or DFBS, in the event that the Merger is not consummated by December 31, 2004, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

            (f) by either FCCO or DFBS (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party or parties of such breach, or if any representation or warranty of the other party shall have become untrue after the same opportunity to cure, in either case such that the conditions set forth in SECTIONS 6.2(A) and (B) or SECTIONS 6.3(A) and (B), as the case may be, would not be satisfied; or

            (g) by FCCO, if the Board of Directors of DFBS does not publicly recommend in the Joint Proxy Statement-Prospectus that stockholders approve and adopt this Agreement or if, after recommending in the Joint Proxy Statement-Prospectus that stockholders approve and adopt this Agreement, the Board of Directors of DFBS withdraws, qualifies or revises such recommendation in any respect materially adverse to FCCO; or

             (h) by DFBS, in the event that the Board of Directors of DFBS determines in good faith, after consultation with outside counsel, that in light of a Superior Proposal it is necessary to terminate this Agreement in order to comply with its fiduciary duties to DFBS and to DFBS's shareholders under applicable law; provided, however, that the Board of Directors of DFBS may terminate this Agreement pursuant to this SECTION 7.1(H) solely in order to concurrently enter into a letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to a Superior Proposal; provided further, however, that this Agreement may be terminated pursuant to this SECTION 7.1(H) only after the fifth day following FCCO's receipt of written notice advising FCCO that the Board of Directors of DFBS is prepared to accept a Superior Proposal, and only if, during such five-day period, if FCCO so elects, DFBS and its advisors shall have negotiated in good faith with FCCO to make such adjustments in the terms and conditions of this Agreement as would enable FCCO to proceed with the transactions contemplated herein on such adjusted terms; or

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

            (i) by DFBS, at any time during the three business day period commencing on the Determination Date, if the Final FCCO Stock Price is less than $18.00, subject, however, to the following three sentences. If DFBS elects to exercise its termination right pursuant to this SECTION 7.1(I), it shall give prompt written notice to FCCO; PROVIDED, that such notice of election to terminate may be withdrawn at any time within the aforementioned three business day period. During the three business day period commencing with its receipt of such notice, FCCO shall have the option to elect to increase the Exchange Ratio such that the Stock Consideration is adjusted as if the Final FCCO Stock Price equaled $18.00. If FCCO makes an election contemplated by the preceding sentence, within such three business day period, it shall give prompt written notice to DFBS of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this SECTION 7.1(I) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to the "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this SECTION 7.1(I); or

            (j) by FCCO if at any time during the three business day period commencing on the Determination Date, if the Final FCCO Stock Price is more than $27.00, subject, however, to the following three sentences. If FCCO elects to exercise its termination right pursuant to this SECTION 7.1(J), it shall give prompt written notice to DFBS; PROVIDED, that such notice of election to terminate may be withdrawn at any time within the aforementioned three business day period. During the three business day period commencing with its receipt of such notice, DFBS shall have the option to elect to decrease the Exchange Ratio such that the Stock Consideration is adjusted as if the Final FCCO Stock Price equaled $27.00; provided, however, that the Exchange Ratio shall not be decreased in a manner that would cause the failure of the condition set forth in
SECTION 6.1(F) hereof. If DFBS makes an election contemplated by the preceding sentence, within such three business day period, it shall give prompt written notice to FCCO of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this SECTION 7.1(J) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to the "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this SECTION 7.1(J).

      7.2   DFBS TERMINATION FEE.

            (a) If FCCO terminates this Agreement pursuant to SECTION 7.1(G), then DFBS shall make payment to FCCO of a termination fee in the amount of $1,000,000. Such amount shall be paid by wire transfer of immediately available funds within two business days following such termination. If within 12 months after such termination, DFBS shall consummate or enter into an agreement with respect to an Acquisition Proposal, then DFBS shall make payment to FCCO of an additional termination fee in the amount of $1,000,000. Such amount shall be paid by wire transfer of immediately available funds on the date of such consummation or execution.

            (b) If this Agreement is terminated by (i) FCCO pursuant to SECTION 7.1(F) where the breach giving rise to such termination was willful or (ii) either party pursuant to SECTION 7.1(B), and in any such case an Acquisition

Proposal has been publicly announced, disclosed or communicated or made known to the senior management or Board of Directors of DFBS at any time after the date of this Agreement and prior to the date of the DFBS Stockholders Meeting, in the case of clause (ii), or the date of termination, in the case of clause (i), then DFBS shall make payment to FCCO of a termination fee in the amount of $2,000,000 if within 12 months after such termination, DFBS shall consummate or enter into any agreement with respect to an Acquisition Proposal. Such amount shall be paid by wire transfer of immediately available funds on the date of such consummation or execution.

            (c) If DFBS terminates this Agreement pursuant to SECTION 7.1(H), then DFBS shall make payment to FCCO of a termination in the amount of $2,000,000. Such amount shall be paid by wire transfer of immediately available funds within two business days following such termination.

            (d) Notwithstanding anything herein to the contrary, in no event shall the aggregate amount that DFBS must pay to FCCO pursuant to SECTIONS 7.2(A), (B), AND (C) exceed $2,000,000.

      7.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by either FCCO or DFBS as provided in SECTION 7.1, this Agreement shall forthwith become void and, subject to SECTION 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) SECTIONS 5.3(C), 7.2 AND 8.6 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                                  ARTICLE VIII
                              CERTAIN OTHER MATTERS

      8.1 INTERPRETATION. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

      8.2 SURVIVAL. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including SECTION 5.13 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

      8.3 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of DFBS, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of DFBS Common Stock, or that would contravene any provision of the SCBCA, the DGCL or the federal banking laws, rules and regulations.

      8.4 COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

      8.5 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of South Carolina, without regard to conflicts of laws principles.

      8.6 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

      8.7 NOTICES. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

            If to FCCO, to:

                        5455 Sunset Blvd.
                        Lexington, South Carolina 29072
                        Facsimile: (803) 951-0501
                        Attention: Michael C. Crapps

            With copies to:

                         Nelson Mullins Riley & Scarborough, L.L.P.
                         Poinsett Plaza, Suite 900
                         104 South Main Street
                         Greenville, South Carolina 29601-2122
                         Facsimile: (864) 250-2359
                         Attention: Neil E. Grayson, Esq.

            If to DFBS, to:

                        1735 Wilson Road
                        Newberry, SC 29108
                        Facsimile: (803) 321-3225
                        Attention: J. Thomas Johnson
                                   Steve P. Sligh

             With copies to:

                        Muldoon Murphy Faucette & Aguggia LLP
                        5101 Wisconsin Ave., NW
                        Washington, DC 20016
                        Facsimile: (202) 966-9409
                        Attention: Paul M. Aguggia, Esq.
                                   Victor L. Cangelosi, Esq.

      8.8 ENTIRE AGREEMENT; ETC. This Agreement, together with the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for SECTION 5.13, which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      8.9 SUCCESSORS AND ASSIGNS; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                  FIRST COMMUNITY CORPORATION


                                  By:  /s/ Michael C. Crapps
                                       --------------------------------------
                                       Michael C. Crapps
                                       President and Chief Executive Officer




                                  DUTCHFORK BANCSHARES, INC.


                                  By:  /s/ J. Thomas Johnson
                                       ---------------------------------------
                                       J. Thomas Johnson
                                       President and Chief Executive Officer

                                   EXHIBIT A





                                  April__, 2004


First Community Corporation
5455 Sunset Boulevard
Lexington, South Carolina 29072

Attn: Board of Directors

To the Board of Directors:

      The undersigned is a director of DutchFork Bancshares, Inc. ("DFBS") and the beneficial holder of shares of common stock of DFBS (the "DFBS Common Stock").

      First Community Corporation ("FCCO") and DFBS are considering the execution of an Agreement and Plan of Merger (the "Agreement") contemplating the acquisition of DFBS through the merger of DFBS with and into FCCO (the "Merger"). The execution of the Agreement by FCCO is subject to the execution and delivery of this letter agreement.

      In consideration of the substantial expenses that FCCO will incur in connection with the transactions contemplated by the Agreement and to induce FCCO to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his capacity as a stockholder of DFBS, and not in his capacity as a director or officer of DFBS, as follows:

       1. While this letter agreement is in effect the undersigned shall not, directly or indirectly, except with the prior approval of FCCO, which approval shall not be unreasonably withheld, (a) sell or otherwise dispose of or encumber prior to the record date of the DFBS Stockholder Meeting (as defined in the Agreement) any or all of his shares of DFBS Common Stock, or (b) deposit any shares of DFBS Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of DFBS Common Stock or grant any proxy with respect thereto, other than to other members of the Board of Directors of DFBS for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

      2. While this letter agreement is in effect the undersigned shall vote or cause to be voted all of the shares of DFBS Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired:
(a) for the approval of the Agreement and the Merger at the DFBS Stockholder Meeting; and (b) against (i) any Acquisition Proposal (as defined in the Agreement) (other than the Merger).

      3. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, FCCO shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

      4. The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his capacity as a stockholder of DFBS and, if applicable, shall not in any way limit or affect actions the undersigned may take in his capacity as a director or officer of DFBS.

      5. This letter agreement shall automatically terminate upon the earlier of
(i) the favorable vote of DFBS's stockholders with respect to the approval of the Agreement and the Merger, (ii) the termination of the Agreement in accordance with its terms or (iii) the Effective Time (as that term is defined in the Agreement) of the Merger.

     6. As of the date hereof; the undersigned has voting power with respect to ______________ shares of DFBS Common Stock.

      IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

                                     Very truly yours,


                                     ---------------------------


                                     ---------------------------
                                     Print Name

Accepted and agreed to as of the date first above written:

First Community Corporation


---------------------------
By: Michael C. Crapps
Its: President and Chief Executive Officer

                                   EXHIBIT B


                           FIRST COMMUNITY CORPORATION
                            NON-COMPETITION AGREEMENT

      This Non-Competition Agreement (the "Agreement") is entered into as of April __, 2004, by and between First Community Corporation ("First Community"), a corporation organized under the laws of the State of South Carolina and the holding company for First Community Bank, National Association (the "Bank"), with its principal offices at 5455 Sunset Boulevard, Lexington, South Carolina 29072 and ___________ (the "Individual"), a director of DutchFork Bancshares, Inc. ("DFBS"), a corporation organized under the laws of the State of Delaware and the holding company for Newberry Federal Savings Bank ("Newberry Federal"), with its principal office at 1735 Wilson Road, Newberry, South Carolina 29108.

      WHEREAS, the Boards of Directors of First Community and DFBS have determined that the acquisition of DFBS by First Community (the "Merger") is in the best interests of the shareholders and consistent with, and in furtherance of, their respective business strategies; and

      WHEREAS, the parties hereto acknowledge that the Individual, as a director of DFBS and Newberry Federal, occupies a unique position of trust and confidence with respect to DFBS; and

      WHEREAS, the parties further acknowledge that, by virtue of this position, the Individual has acquired significant knowledge relating to the business of the DFBS and Newberry Federal; and

      WHEREAS, following the Merger the Individual will join the advisory board of Newberry Federal; and

      WHEREAS, the Board of Directors of First Community has determined that it is in the best interests of First Community and its shareholders to protect the business and goodwill associated with the business of DFBS and Newberry Federal by strengthening restrictions on the Individual's ability to enter into certain competitive business activities following the completion of the Merger; and

      WHEREAS, the Individual has agreed to accept such limitations on his ability to compete with First Community and the Bank following the Merger as an inducement for First Community to execute the Agreement and Plan of Merger between DFBS and First Community.

      NOW, THEREFORE, in consideration of the foregoing, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. The Individual agrees that, upon the consummation of the Merger, the Individual will not, directly or indirectly:

        a. become a director, officer, employee, shareholder, principal, agent, consultant or independent contractor of (a) any insured depository institution, trust company or parent holding company of any such institution or company which has an office in Newberry County, South Carolina or (b) any other entity whose business in Newberry County, South Carolina materially competes with the depository, lending or other business activities of First Community or any of its subsidiaries (in each case, a "Competing Business"), provided, however, that this provision shall not prohibit the Individual from owning bonds, non-voting preferred stock or up to 5% of the outstanding common stock of any such entity if such common stock is publicly traded;

        b. form, organize or take any action towards the formation or organization of a insured depository institution or trust company with business operations in Newberry County, South Carolina;

        c. solicit or induce, or cause others to solicit or induce, any employee of First Community or any of its subsidiaries to leave the employment of such entities; or

        d. solicit (whether by mail, telephone, personal meeting or any other means) any customer of First Community or any of its subsidiaries to transact business with any Competing Business, or to reduce or refrain from doing any business with First Community or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between First Community or its subsidiaries and any such customers.

     2.  The Individual hereby agrees to comply with the provisions of
Section 1 for a period of 24 months following the effective date of the Merger.

    3. Notwithstanding any other provision hereof, the Individual agrees to treat as confidential all information (excluding, however, information contained in publicly available reports filed by First Community with any governmental entity and information published or disclosed to the public by a third party) concerning the records, properties, books, contracts, commitments and affairs of First Community and/or its subsidiaries and affiliates, including, but not limited to, information regarding accounts, shareholders, finances, strategies, marketing, customers and potential customers (their identities, preferences, likes and dislikes) and other information of a similar nature not available to the public.

    4. No rights under this Agreement shall be assignable nor duties delegable by either party, except that First Community may assign any of its rights hereunder to any acquiror of all or substantially all of the assets of First Community. This Agreement will inure to the benefit of and be binding upon any successor to First Community by merger or consolidation or any other change in form or any other person or firm or entity to which all or substantially all of the assets and business of First Community may be sold or otherwise transferred. Nothing contained in this Agreement is intended to confer upon any person or entity, other than the parties hereto, their successors in interest and permitted transferees, any rights or remedies under or by reason of this Agreement unless expressly so stated to the contrary.

    5. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of South Carolina, without reference to its principles of conflict of laws, except to the extent that federal law shall be deemed to preempt such state laws.

    6. It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any one provision hereof shall not render unenforceable or impair the remainder of the Agreement. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this Agreement to render the same valid and enforceable.

    7. The Individual acknowledges that any breach of this Agreement will result in irreparable damage to First Community for which First Community will not have an adequate remedy at law. In addition to any other remedies and damages available to First Community, the Individual further acknowledges that First Community shall be entitled to injunctive relief hereunder to enjoin any breach of this Agreement, and the parties hereby consent to an injunction in favor of First Community by any court of competent jurisdiction, without prejudice to any other right or remedy to which First Community may be entitled. The Individual represents and acknowledges that, in light of his experience and capabilities, the Individual can obtain employment with other than a Competing Business or in a business engaged in other lines and/or of a different nature than those engaged in by First Community or its subsidiaries or affiliates, and that the enforcement of a remedy by way of injunction will not prevent the Individual from earning a livelihood. Each of the remedies available to First Community in the event of a breach by the Individual shall be cumulative and not mutually exclusive.

    8. If an action is instituted to enforce any of the provisions of this Agreement, the prevailing party in such action shall be entitled to recover from the losing party reasonable attorneys' fees and costs.

      IN WITNESS WHEREOF, First Community has caused this Agreement to be executed by its duly authorized officer on behalf of the board of directors, and the Individual has signed this Agreement, effective as of the date first above written.


ATTEST:                             FIRST COMMUNITY CORPORATION



------------------------------      --------------------------------------------
                                    By: Michael C. Crapps
                                    Its: President and Chief Executive Officer



WITNESS:                            INDIVIDUAL




------------------------------      --------------------------------------------

                                   EXHIBIT C



                               AGREEMENT TO MERGE

                                     between

                          NEWBERRY FEDERAL SAVINGS BANK

                                       and

                  FIRST COMMUNITY BANK, NATIONAL ASSOCIATION

                              under the charter of

                  FIRST COMMUNITY BANK, NATIONAL ASSOCIATION

    This AGREEMENT TO MERGE made between NEWBERRY FEDERAL SAVINGS BANK (hereinafter referred to as "Newberry Federal"), a federally-chartered savings association organized under the laws of the United States, being located at 1735 Wilson Road, Newberry , county of Newberry, in the State of South Carolina, with capital of $________ divided into _________ shares of common stock issued and outstanding, each of $0.01 par value, surplus of $_________________ and undivided profits, including capital reserves, of $_____________ as of___________,2004, and FIRST COMMUNITY BANK, NATIONAL ASSOCIATION, (hereinafter referred to as "First Community"), a banking association organized under the laws of the United States, being located at 5455 Sunset Blvd., Lexington, county of Lexington, in the State of South Carolina, with capital of $_________ divided into___________ shares of common stock, each of $______________ $1.00 par value, surplus of $____________, and undivided profits, including capital reserves, of $______________ as of _____________, 2004, each acting pursuant to a resolution of its board of directors adopted by the vote of a majority of its directors, witnessed as follows:

                                   SECTION 1.

      Newberry Federal shall be merged into First Community under the charter of the latter (the "Merger").

                                   SECTION 2.

      The name of the receiving association (hereinafter referred to as the "Association") shall be First Community Bank, National Association.

                                   SECTION 3.

      The business of the Association shall be that of a national banking association. This business shall be conducted by the Association at its main office which shall be located at 5455 Sunset Blvd., Lexington, South Carolina, and at its legally established branches.

                                   SECTION 4.

      The amount of the capital stock of the Association shall be approximately $____________ divided into ________________ shares of common stock, each of $1.00 par value, and at the time the Merger shall become effective, the Association shall have a surplus of approximately $____________, and undivided profits, including capital reserves of approximately $____________, which when combined with the capital and surplus will be equal to the combined capital structures of the merging banks as stated in the preamble to this agreement; adjusted however, for normal earnings, expenses and any permitted dividends (and if applicable, purchase accounting adjustments) between _________________, 2004 and the effective time of the Merger.

                                   SECTION 5.

      All assets of Newberry Federal and First Community as they exist at the effective time of the Merger shall pass to and vest in the Association without any conveyance or other transfer. The Association shall be responsible for all of the liabilities of every kind and description of each of Newberry Federal and First Community existing as of the effective time of the Merger. A committee of____________, three to be appointed by the board of directors of each of Newberry Federal and First Community at the time of the Merger shall have satisfied themselves, that the statement of condition of each bank as of _______________________ 2004, fairly presents its financial condition and since such date there have been no material adverse change in the financial condition or business of either bank.

                                   SECTION 6.

      Newberry Federal shall contribute to the Association acceptable assets having a book value, over and above its liability to its creditors, of at least $____________, and having an estimated fair value over and above its liability to creditors, of at least $________, or ______% of the estimated fair value of excess acceptable assets over and above liabilities to creditors, to the Association; adjusted however, for normal earnings, expenses and any permitted dividends (and if applicable, purchase accounting adjustments) between _________________, 2004 and the effective time of the Merger.

      The difference between the book and the estimated fair value the assets to be contributed is made up as follows:

      At the effective time of the Merger, First Community shall have on hand acceptable assets having a book value of at least $________ over and above its liabilities to its creditors, and having a fair value, over and above its liability to creditors, of at least $________, or ______% of the estimated fair value of excess acceptable assets, over and above liabilities to its creditors, of the Association; adjusted however, for normal earnings, expenses and any permitted dividends (and if applicable, purchase accounting adjustments) between _________________, 2004 and the effective time of the Merger.

      The difference between the book and fair value of excess acceptable assets, as set forth above, is made up of the following:

                                   SECTION 7.

      Each share of capital stock of the First Community, par value $1.00 per share, which is issued and outstanding immediately prior to the Merger shall be unchanged and shall remain issued and outstanding and the holders of it shall retain their present rights.

      Each share of capital stock of Newberry Federal, par value $_______ per share, which is issued and outstanding immediately prior to the Merger shall cease to exist and the certificates for such shares shall, as promptly as practicable thereafter, be cancelled and no payments made in consideration therefor.

                                   SECTION 8.

      Neither of the banks shall declare nor pay any dividend to its shareholders between the date of the agreement and the time at which the Merger shall become effective, nor dispose of any of its assets in any other manner, except in the normal course of business and for adequate value.

                                   SECTION 9.

      The following named persons shall serve as the board of directors of the Association to serve until the next annual meeting of its shareholders or until such time as their successors have been elected and qualified:

Richard K. Bogan, MD
Michael C. Crapps
Hinton G. Davis
Anita B. Easter
George H. Fann, Jr., D.M.D.
Thomas C. Brown
O.A. Ethridge, D.M.D.
W. James Kitchens, Jr.
Mitchell M. Willoughby
Chimin J. Chao
James C. Leventis
Loretta R. Whitehead
J. Thomas Johnson
Steve P. Sligh

                                  SECTION 10.

      Effective as of the time this Merger shall become effective as specified in the merger approval to be issued by the Comptroller of the Currency, the

Articles of Association of the Association, which shall be the present Articles of Association of First Community, shall read in their entirety, as set forth in
Exhibit 1 attached hereto and incorporated herein by reference.

                                  SECTION 11.

      This Agreement shall terminate immediately and automatically without any further action on the part of Newberry Federal or First Community or any other person upon the termination of the Agreement and Plan of Merger, dated as of___________, 2004, by and between First Community Corporation and DutchFork Bancshares, Inc.

                                  SECTION 12.

      This Agreement shall be ratified and confirmed by the written consent of First Community Corporation as the sole shareholder of Community, and by the written consent of DutchFork Bancshares, Inc., as the sole shareholder of Newberry Federal, as required by applicable law; and the Merger shall become effective at the time specified in a merger approval issued by the Comptroller of the Currency of the United States.

      WITNESS, the signatures and seals of said merging banks as of this _____ day of ______________ 2004, each set by its president and chief executive officer and attested to by its secretary, pursuant to a resolution of its board of directors, acting by a majority.

                              NEWBERRY FEDERAL SAVINGS BANK


                              By:
                                 ------------------------------------------
                                 ------------------------------------------
                                 President and Chief Executive Officer

Attest:


-------------------------

-------------------------
Name:
Title:  Secretary


(Seal)

-----------------------------
STATE OF SOUTH CAROLNA       )
                             ) ss:
COUNTY OF NEWBERRY           )


On this ______ day of _________________, 2004, before me, a notary public for this state and county, personally came ___________, President and Chief Executive Officer, and _____________, as Secretary, of Newberry Federal, and each in his or her capacity acknowledged this instrument to be the act and deed of the association.

WITNESS my official seal and signature this day and year.



                                    --------------------------------------------
                                    Notary Public, Newberry County
(Seal of Notary)
                                    My commission expires: ________ ___, 200__

                                    FIRST COMMUNITY BANK


                                    By:
                                       ------------------------------------
                                       Michael C. Crapps
                                       President and Chief Executive Officer

Attest:


-------------------------

-------------------------
Name:
Title:  Secretary

(Seal)

------------------------------
STATE OF SOUTH CAROLNA        )
                              ) ss:
COUNTY OF LEXINGTON           )


On this ______ day of _________________, 2004, before me, a notary public for this state and county, personally came _____________, President and Chief Executive Officer, and _______________, as Secretary, of First Community Bank, a national banking association, and each in his or her capacity acknowledged this instrument to be the act and deed of the association.

WITNESS my official seal and signature this day and year.



                                    --------------------------------------------
                                    Notary Public, Lexington County
(Seal of Notary)
                                    My commission expires: ________ ___, 200__

                                    EXHIBIT 1

                             ARTICLES OF ASSOCIATION

                                   EXHIBIT D





                                  April_, 2004


First Community Corporation
5455 Sunset Boulevard
Lexington, South Carolina 29072

Ladies and Gentlemen:

      I have been advised that I may be deemed to be, but do not admit that I am, an "affiliate" of DutchFork Bancshares, Inc., a Delaware corporation ("DFBS"), as that term is defined in Rule 144 and used in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of April 12, 2004 (the "Merger Agreement"), by and between DFBS and First Community Corporation, a South Carolina corporation ("FCCO"), DFBS plans to merge with and into FCCO (the "Merger").

      I further understand that as a result of the Merger, I may receive shares of common stock, par value $1.00 per share, of FCCO ("FCCO Common Stock") in exchange for shares of common stock, par value $0.01 per share, of DFBS ("DFBS Common Stock").

      I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of FCCO Common Stock, to the extent I felt necessary, with my counsel or counsel for DFBS.

      I represent, warrant and covenant with and to FCCO that in the event I receive any shares of FCCO Common Stock as a result of the Merger:

     1. I shall not make any sale, transfer, or other disposition of such shares of FCCO Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, which is not anticipated, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to FCCO, or under a "no-action" letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the Securities Act.

     2. I understand that, subject to the last paragraph of this letter, FCCO is under no obligation to register the sale, transfer or other disposition of

First Community Corporation
Page 2

shares of FCCO Common Stock by me or on my behalf under the Securities Act or to take any other action necessary to make compliance with an exemption from such registration available.

     3. I understand that stop transfer instructions will be given to FCCO's transfer agent with respect to shares of FCCO Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

      "The shares represented by this certificate were issued as a result of the merger of DutchFork Bancshares, Inc. with and into First Community Corporation, in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and First Community Corporation, a copy of which agreement is on file at the principal offices of First Community Corporation."

     4. I understand that, unless the transfer by me of the FCCO Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, FCCO reserves the right, in its sole discretion, to place the following legend on the certificates for such shares, or any substitutions therefor, issued to my transferee:

      "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from [SHAREHOLDER] who, in turn, received such shares as a result of the merger of DutchFork Bancshares, Inc. with and into First Community Corporation, in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

      It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to FCCO (i) a copy of a "no action" letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to FCCO, to the effect that such legend is not required for purposes of the Act, or (ii) evidence or representations satisfactory to FCCO that FCCO Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

      I further understand and agree that the provisions of Rule 145 shall apply to all shares of FCCO Common Stock that my spouse, any relative of mine, or any relative of my spouse, any one of whom has the same home as me, receives as a result of the Merger.

First Community Corporation
Page 3

      By acceptance hereof, FCCO agrees, for a period of two years after the Effective Time (as defined in the Agreement) that, so long as it is obligated to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that it will use commercially reasonable efforts to timely file such reports so that the public information requirements of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) are therefore available to me if I desire to transfer any FCCO Common Stock issued to me in the Merger.

                                          Very truly yours,


                                          By:-----------------------------------
                                          Name:


Accepted this _____ day of ________________, 2004.

First Community Corporation


---------------------------
By: Michael C. Crapps
Its: President and Chief Executive Officer

                                   EXHIBIT E


                           FIRST COMMUNITY BANK, N.A.

               EMPLOYMENT, CONSULTING, AND NONCOMPETE AGREEMENT


      This EMPLOYMENT, CONSULTING, AND NONCOMPETE AGREEMENT (this "Agreement") is made by and between First Community Bank, N.A. (the "Bank"), a wholly owned subsidiary of First Community Corporation, a South Carolina corporation (the "Company"), Newberry Federal Savings Bank ("Newberry Federal"), DutchFork Bancshares, Inc. ("DFBS"), and J. Thomas Johnson, an individual resident of South Carolina (the "Executive"), as of this 12th day of April, 2004.

      WHEREAS, the Executive is employed by DFBS and possesses intimate knowledge of the business and affairs of DFBS and its wholly-owned subsidiary, Newberry Federal, and has acquired certain confidential information and data with respect to DFBS and Newberry Federal;

      WHEREAS, pursuant to the agreement and plan of merger dated as of April 12, 2004 by among the Company and DFBS (the "Merger Agreement"), DFBS will merge with and into the Company (the "Merger");

      WHEREAS, the Executive is currently a party to employment agreements with DFBS and Newberry Federal; and

      WHEREAS, the Executive is willing to terminate his interests and rights under the employment agreements with DFBS and Newberry Federal in consideration for entering into an employment agreement with the Bank;

      WHEREAS, the Bank desires to secure the continued services of the Executive in accordance herewith, effective upon the date of the consummation of the Merger pursuant to the Merger Agreement (the "Merger Effective Date");

      WHEREAS, the obligations of each party to effect the Merger is subject to the execution of this Agreement;

        WHEREAS, the Executive is willing to serve in the employ of the Bank on a full-time basis and as a consultant on a part-time basis for the periods provided in this Agreement;

        In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that on the Merger Effective Date:

      1. Employment Services. The Bank shall employ the Executive, and the
         -------------------
Executive shall serve the Bank, as Executive Vice President upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities as are consistent with his position and which may be set forth in this Agreement or assigned by the Board of Directors of the Bank from time to time (the "Employment Services"). The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with the Bank's policy. The Executive may devote reasonable periods of time to perform charitable and other community activities and to manage his personal investments; provided, however, that such activities will not materially interfere with the performance of his duties hereunder and will not be in conflict or competitive with, or adverse to, the interests of the Bank. Under no circumstances will the Executive work for any competitor or have any financial interest in any competitor of the Bank; provided, however, that the Executive may invest in up to 1% of the publicly-traded stock or securities of any company whose stock or securities are traded on a national exchange.

      2. Employment Term. Unless earlier terminated as provided herein, the
         ---------------
Employment Services under this Agreement shall commence on the Merger Effective Date and be for a term of three years (the "Employment Term"). Absent written agreement by both the Bank and the Executive, the provision of Employment Services shall not be extended beyond the Employment Term. The covenants in Sections 7 though 11 shall survive expiration or termination of this Agreement.

       3. Consulting Services. Upon the later to occur of the expiration of the
          -------------------
Employment Term or the termination of Employment Services during the Employment Term for reasons other than death, Cause, or violations of Sections 8 through 11 of this Agreement (the "Restrictive Covenants"), the Executive shall provide consulting services to the Bank and the Company in accordance with the terms of this Agreement for a period of two years (the "Consulting Period"). During the Consulting Period, the Executive shall be an independent contractor of the Bank and shall not be an employee of the Bank. Executive agrees to spend at least 10 hours a month providing consulting services under this Agreement.

      4. Additional Consideration for the Restrictive Covenants. Upon the
         ------------------------------------------------------
expiration of the Consulting Period, the Bank agrees to pay to the Executive for complying with the Restrictive Covenants the sum of $150,000 per year for three years payable on a monthly basis in accordance with the Bank's standard payroll practices. The Executive acknowledges and agrees that valid consideration has been given to him in return for the promises and covenants set forth herein. These payments shall not be due following termination of this Agreement for reasons of death, Cause, or any violation of the Restrictive Covenants.

      5. Compensation and Benefits.
         -------------------------

            a. Immediately prior to the Merger Effective Date, Newberry Federal shall pay the Executive, in a single lump sum, (i) an amount equal to the lesser of $863,298.37, or (ii) 2.99 times the Executive's "base amount," as such term is defined for purposes of Section 280G of the Internal Revenue Code of 1986, as amended, in consideration for the termination of all of his rights and interests under the employment agreements entered into by and between the Executive, Newberry Federal and DFBS on June 29, 2000, and as amended effective as of June 26, 2003.

            b. During the Employment Term, the Bank shall pay the Executive a salary at a rate of $175,000 per annum in accordance with the Bank's standard payroll practices. The Bank shall have the right to increase this salary from time to time in accordance with the salary payment practices of the Bank. The Board of Directors shall review the Executive's salary at least annually and may increase the Executive's base salary if it determines in its sole discretion that an increase is appropriate.

            c. During the Employment Term, the Executive shall participate in any executive bonus program, retirement, welfare, deferred compensation, life and health insurance, and other benefit plans or programs of the Bank now or hereafter applicable to the Executive or applicable generally to employees of the Bank, as determined by the Board of Directors. During the term of this Agreement and afterwards (regardless of the Executive's employment status with the Bank), the Bank will continue to provide, or will reimburse the Executive the cost of obtaining, medical coverage substantially equivalent to that provided to the Executive as of the Effective Date, at a premium cost not to exceed the typical cost of coverage for employees of the Bank, until age 65. During the Employment Term and during the Consulting Term, the Executive shall continue to earn credit for vesting purposes under the salary continuation agreement entered into by and between the Executive and Newberry Federal effective November 1, 2002. The Executive shall become fully vested in his interest under the salary continuation agreement immediately upon the termination of the Consulting Period for any reason other than for Cause.

            d. During the Employment Term, the Bank shall reimburse the Executive for reasonable travel and other expenses related to the Executive's duties which are incurred and accounted for in accordance with the Bank's standard business practices.

            e. During the Consulting Period, the Bank shall pay the Executive an annual consulting fee of $172,500 on a monthly basis in accordance with the Bank's standard payroll practices.

            f. During the term of this Agreement, the Bank shall procure and maintain a life insurance policy on the Executive with death benefits payable to the Bank in an amount that approximates the total payments due to the Executive during the Consulting Period and the Restricted Period if the Consulting Services were performed and the Restrictive Covenants were honored in their entirety; provided, however, that the Bank is only obligated to obtain such life insurance policy if the premiums do not exceed $3,000 per year. The Bank's obligation to maintain the insurance policy expires upon the termination of this Agreement for Cause or violations of the Restrictive Covenants.

            g. Automobile, Cellular Phone and Club Dues. The Bank shall continue to provide the Executive with, and the Executive shall have the primary use of, the automobile leased by Newberry Federal as of the date hereof and, during the term of such lease, the Bank shall pay (or reimburse the Executive) for all expenses of insurance, registration, operation and maintenance of the automobile. Upon the expiration of the lease, the Bank shall obtain and transfer title of the automobile to the Executive and will reimburse for mileage driven for business purposes. The Executive shall comply with reasonable reporting and expense limitations on the use of such automobile, as the Bank may establish from time to time, and the Bank shall annually include on the Executive's Form W-2 any amount attributable to the Executive's personal use of such automobile. The Bank shall also provide the Executive with a cellular phone and shall pay (or reimburse the Executive) for all reasonable expenses related to the business use of such phone. In addition, the Bank shall pay or reimburse the Executive for any cost sufficient to maintain his membership at the Newberry Country Club and Palmetto Club.

      6. Termination.
         -----------

            a. This Agreement may be terminated prior to the end of the Employment Term, the Consulting Period, or the Restricted Period only as follows:

                  (i)   upon the death of the Executive;

                 (ii) with respect to the Employment Term only, upon the disability of the Executive for a period of 90 days which, in the opinion of the Board of Directors, renders him unable to perform the essential functions of his job and for which reasonable accommodation is unavailable. For purposes of this Agreement, a "disability" is defined as a physical or mental impairment that substantially limits one or more major life activities, and a "reasonable accommodation" is one that does not impose an undue hardship on the Bank;

                (iii) upon the determination of Cause for termination, in which event this Agreement may be terminated by written notice at the election of the Bank. For purposes of this Agreement, "Cause" shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes, or is reasonably likely to cause material harm to the Bank (including harm to its business reputation); (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud; (C) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured ten days following written notice to the Executive of such breach; (D) the exhibition by the Executive of a standard of behavior within the scope of his services hereunder that is materially disruptive to the orderly conduct of the Bank's business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors' good faith and reasonable judgment, is materially detrimental to the Bank's best interest, that, if susceptible of cure, remains uncured ten days following written notice to the Executive of such specific inappropriate behavior; (E) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the

                        Bank intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive's performance) regulatory action against the Executive or the Bank if the Board of Directors determines that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would advance the Bank's compliance with the purpose of the action or would assist the Bank in avoiding or reducing the restrictions or adverse effects to the Bank related to the regulatory action; or (F) the failure of the Executive to render the services hereunder in accordance with an appropriate performance standard determined in the sole discretion of the Board of Directors;

                  (iv) by written notice by the Executive or, with respect to the Employment Term only, by written notice by the Bank (termination "Without Cause").

            b. If the Agreement is terminated because of the Executive's death, the Executive's estate shall receive any sums due him as base pay and/or reimbursement of expenses through the end of the month during which death occurred. In addition, upon receipt of the insurance proceeds under the policy set forth in Section 5(f), the Executive's estate shall be entitled to receive an amount equal to the lesser of the total amount of benefits actually paid under the insurance policy set forth in Section 5(f) and the total payments remaining due to the Executive during the Consulting Period and the Restricted Period if the Consulting Services were performed and the Restrictive Covenants were honored in their entirety. The Bank is entitled to any remaining proceeds under the insurance policy.

            c. During the period of any incapacity leading up to the termination of this Agreement as it relates to the Employment Term as a result of disability, the Bank shall continue to pay the Executive his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) until the Executive becomes eligible for benefits under any long-term disability plan or insurance program applicable to the Executive (regardless of whether the policy is maintained by the Bank), provided that the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under such disability benefit or pension plan. The Executive acknowledges that the Bank has made available the opportunity for the Executive to obtain the Executive's own coverage under a long-term disability plan or insurance program but that the Bank currently does not maintain such a policy on behalf of the Executive.

            d. If this Agreement is terminated for Cause as provided above or for violations of the Restrictive Covenants, the Executive shall receive any sums due him as base pay and/or reimbursement of expenses through the date of such termination.

            e. If this Agreement is terminated by the Bank Without Cause, the

Bank shall pay to the Executive severance compensation in an amount equal to 100% of his then-current monthly base pay each month for the remainder of the Employment Term, Consulting Period, and Restricted Period. The sum of these amounts shall be paid to the Executive in a single lump sum payment no later than the effective date of the termination of his employment. The Executive may voluntarily terminate his employment with the Bank during the Employment Term at any time. Effective immediately upon the Executive's voluntary termination of his employment under this Agreement during the Employment Term, the Consulting Period shall begin and the Executive and/or his estate shall remain entitled to all payments pursuant to Sections 4, 5(e), 5(f), 6(b) and 6(e) of this agreement.

            f. With the exceptions of the provisions of this Section 6 and the express terms of any benefit plan under which the Executive is a participant, upon termination of this Agreement, the Bank shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). At the time of termination, the Executive shall enter into a form of release acknowledging such remaining obligations and discharging the Bank, as well as the Bank's officers, directors and employees with respect to their actions for or on behalf of the Bank, from any other claims or obligations arising out of or in connection with this Agreement, including the circumstances of such termination.

            g. In the event that this Agreement is terminated for any reason and the Executive serves as a director of the Company, the Bank, or any other subsidiary of the Company, the Executive shall (and does hereby) tender his resignation from such positions effective as of the date of termination.

            h. Notwithstanding anything to the contrary herein, if the Executive is suspended or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under section 8(e)(3) or (g)(1) of Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(3) and (g)(1)), the Bank's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while the obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of such obligations which were suspended.

            i. Notwithstanding anything to the contrary herein, if the Executive is removed or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under section 8 (e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4) or (g)(1)), all obligations of the Executive under this Agreement shall terminate as of the effective date of the order, but any vested rights of the parties hereto shall not be affected.

            j. Notwithstanding anything to the contrary herein, if the Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1813(x)), all obligations under this Agreement shall terminate as of the date of default, but this paragraph (4)(m) shall not affect any vested rights of the parties hereto.

            k. Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

      7. Ownership of Work Product. The Bank shall own all Work Product arising
         -------------------------
during the course of this Agreement (prior, present or future). For purposes hereof, "Work Product" shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights, in any programming, documentation, technology, work of authorship or other work product that relates to the Bank, its business or its customers and that Executive conceives, develops, or delivers to the Bank or that otherwise arises out of the services provided by the Executive to the Bank hereunder, at any time during his employment, during or outside normal working hours, in or away from the facilities of the Bank, and whether or not requested by the Bank. If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive's work for the Bank, the Executive agrees to identify the pre-existing items to the Bank, and the Executive grants the Bank a worldwide, unrestricted, royalty-free right, including the right to sublicense such items. The Executive agrees to take such actions and execute such further acknowledgments and assignments as the Bank may reasonably request to give effect to this provision.

      8. Protection of Trade Secrets. The Executive agrees to maintain in strict
         ---------------------------
confidence and, except as necessary to perform his duties for the Bank, the Executive agrees not to use or disclose any Trade Secrets of the Bank or the Company during or after this Agreement. For the purposes hereof, "Trade Secret" means information, including, without limitation, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a process, a drawing, financial data, financial plans, product plans, information on customers or a list of actual or potential customers or suppliers, which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
(ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

      9. Protection of Other Confidential Information. In addition, the
         --------------------------------------------
Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Bank, not to use or disclose any Confidential Business Information of the Bank or the Company during the Employment Term, the Consulting Period, and for a period of 36 months thereafter (the "Restricted Period"). "Confidential Business Information" shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Bank's or the Company's financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 8 and 9 above shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Bank under an obligation of secrecy.

      10. Return of Materials. The Executive shall surrender to the Bank,
          -------------------
promptly upon its request and in any event upon termination this Agreement, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive's possession or control, including all copies thereof, relating to the Bank, its business, or its customers. Upon the request of the Bank, Executive shall certify in writing compliance with the foregoing requirement.

      11. Restrictive Covenants.
          ---------------------

            a. No Solicitation of Customers. During the Restricted Period, the
               ----------------------------
Executive shall not (except on behalf of or with the prior written consent of the Bank), either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, solicit or attempt to solicit Customers to induce or encourage them to acquire or obtain from anyone other than the Bank or its subsidiaries any product or service competitive with or substitute for any of the Bank's Products. For purposes of this Section, "Customer" refers to any person or group of persons with whom the Executive had direct material contact with regard to the selling, delivery, or support of the Bank's Products, including servicing such person's or group's account. The "Bank's Products" refers to the products and services that the Bank or any of its subsidiaries or affiliates offered or sold within six months of the solicitation date.

            b. No Recruitment of Personnel. During the Restricted Period, the
               ---------------------------
Executive shall not, either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, solicit or induce any employee of or consultant to the Bank or any of its subsidiaries or affiliates to leave his or her position with the Bank (or the subsidiary or affiliate), or recruit or attempt to recruit such persons to accept employment or any other position with another business.

            c. Non-Competition Agreement. During the Restricted Period, the
               -------------------------
Executive shall not (without the prior written consent of the Bank) compete with the Bank or any of its affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located within a radius of 30 miles from (i) the main office of the Bank or (ii) any branch office of the Bank.

            d. Independent Provisions. The provisions in each of the above
               ----------------------
Sections 11(a), 11(b), and 11(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

      12. Successors; Binding Agreement. This Agreement shall be binding upon
          -----------------------------
and shall inure to the benefit of the Bank and its successors and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

      13. Notice. For the purposes of this Agreement, notices and all other
          ------
communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Bank shall be directed to the attention of the Bank with a copy to the Secretary of the Bank. All notices and communications shall be deemed to have been received on the date of delivery thereof.

      14. Governing Law. This Agreement shall be governed by and construed and
          -------------
enforced in accordance with the laws of the State of South Carolina without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of South Carolina.

      15. Non-Waiver. Failure of the Bank to enforce any of the provisions of
          ----------
this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

      16. Enforcement. The Executive agrees that in the event of any breach or
          -----------
threatened breach by the Executive of any covenant contained in Sections 7 through 11 hereof, the resulting injuries to the Bank would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Bank. The Executive, therefore, agrees that in the event of any such breach, the Bank shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Bank have cause to seek such relief, no bond shall be required from the Bank, and the Executive shall pay all attorney's fees and court costs which the Bank may incur to the extent the Bank prevails in its enforcement action.

      17. Saving Clause. To the extent that any provision or language of this
          -------------
Agreement is deemed unenforceable, by virtue of the scope of the business activity prohibited, the geographical restriction of the prohibition or the length of time the activity is prohibited, the Executive and the Bank agree that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of South Carolina.

      18. Reasonable Restraint. It is agreed by the parties that the foregoing
          --------------------
covenants in this Agreement are necessary for the legitimate business interests of the Bank and impose a reasonable restraint on the Executive in light of the activities and business of the Bank on the date of the execution of this Agreement.

      19. Entire Agreement. This Agreement constitutes the entire agreement
          ----------------
between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. In the event that the closing date of the Merger does not occur for any reason, this Agreement shall be deemed null and void AB INITIO and of no force and effect, and the employment agreements by and among the Executive, Newberry Federal and DFBS dated as of June 29, 2000, and as amended as of June 26, 2003, shall be reinstated effective immediately.

      20. Extension of Periods. The time period described in Sections 9 and 11
          --------------------
of this Agreement shall be automatically extended by any length of time during which the Executive is in breach of the covenant described therein. The provisions of this Agreement shall continue in full force and effect throughout the duration of the extended period.

      21. Amendments. No amendments or variation of the terms or conditions of
          ----------
this Agreement shall be valid unless agreed to in writing and signed by the parties.

      22. Counterparts. This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

                                          FIRST COMMUNITY BANK, N.A.


                                          By:
                                                ------------------------------
                                                Name:
                                                Title:



                                          NEWBERRY FEDERAL SAVINGS BANK


                                          By:
                                                ------------------------------
                                                Name:
                                                Title:



                                          DUTCHFORK BANCSHARES, INC.


                                          By:
                                                ------------------------------
                                                Name:
                                                Title:



                                          EXECUTIVE


                                                ------------------------------
                                          Name: J. Thomas Johnson

                                   EXHIBIT F


                           FIRST COMMUNITY BANK, N.A.

               EMPLOYMENT, CONSULTING, AND NONCOMPETE AGREEMENT


      This EMPLOYMENT, CONSULTING, AND NONCOMPETE AGREEMENT (this "Agreement") is made by and between First Community Bank, N.A. (the "Bank"), a wholly owned subsidiary of First Community Corporation, a South Carolina corporation (the "Company"), Newberry Federal Savings Bank ("Newberry Federal"), DutchFork Bancshares, Inc. ("DFBS"), and Steve P. Sligh, an individual resident of South Carolina (the "Executive"), as of this 12th day of April, 2004.

      WHEREAS, the Executive is employed by DFBS and possesses intimate knowledge of the business and affairs of DFBS and its wholly-owned subsidiary, Newberry Federal, and has acquired certain confidential information and data with respect to DFBS and Newberry Federal;

      WHEREAS, pursuant to the agreement and plan of merger dated as of April 12, 2004 by among the Company and DFBS (the "Merger Agreement"), DFBS will merge with and into the Company (the "Merger");

      WHEREAS, the Executive is currently a party to employment agreements with DFBS and Newberry Federal; and

      WHEREAS, the Executive is willing to terminate his interests and rights under the employment agreements with DFBS and Newberry Federal in consideration for entering into an employment agreement with the Bank;

      WHEREAS, the Bank desires to secure the continued services of the Executive in accordance herewith, effective upon the date of the consummation of the Merger pursuant to the Merger Agreement (the "Merger Effective Date");

      WHEREAS, the obligations of each party to effect the Merger is subject to the execution of this Agreement;

        WHEREAS, the Executive is willing to serve in the employ of the Bank on a full-time basis and as a consultant on a part-time basis for the periods provided in this Agreement;

        In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that on the Merger Effective Date:

      1. Employment Services. The Bank shall employ the Executive, and the
         -------------------
Executive shall serve the Bank, as Executive Vice President upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities as are consistent with his position and which may be set forth in this Agreement or assigned by the Board of Directors of the Bank from time to time (the "Employment Services"). The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with the Bank's policy. The Executive may devote reasonable periods of time to perform charitable and other community activities and to manage his personal investments; provided, however, that such activities will not materially interfere with the performance of his duties hereunder and will not be in conflict or competitive with, or adverse to, the interests of the Bank. Under no circumstances will the Executive work for any competitor or have any financial interest in any competitor of the Bank; provided, however, that the Executive may invest in up to 1% of the publicly-traded stock or securities of any company whose stock or securities are traded on a national exchange.

      2. Employment Term. Unless earlier terminated as provided herein, the
         ---------------
Employment Services under this Agreement shall commence on the Merger Effective Date and be for a term of three years (the "Employment Term"). Absent written agreement by both the Bank and the Executive, the provision of Employment Services shall not be extended beyond the Employment Term. The covenants in Sections 7 though 11 shall survive expiration or termination of this Agreement.

       3. Consulting Services. Upon the later to occur of the expiration of the
          -------------------
Employment Term or the termination of Employment Services during the Employment Term for reasons other than death, Cause, or violations of Sections 8 through 11 of this Agreement (the "Restrictive Covenants"), the Executive shall provide consulting services to the Bank and the Company in accordance with the terms of this Agreement for a period of two years (the "Consulting Period"). During the Consulting Period, the Executive shall be an independent contractor of the Bank and shall not be an employee of the Bank. Executive agrees to spend at least 10 hours a month providing consulting services under this Agreement.

      4. Additional Consideration for the Restrictive Covenants. Upon the
         ------------------------------------------------------
expiration of the Consulting Period, the Bank agrees to pay to the Executive for complying with the Restrictive Covenants the sum of $150,000 per year for three years payable on a monthly basis in accordance with the Bank's standard payroll practices. The Executive acknowledges and agrees that valid consideration has been given to him in return for the promises and covenants set forth herein. These payments shall not be due following termination of this Agreement for reasons of death, Cause, or any violation of the Restrictive Covenants.

      5. Compensation and Benefits.
         -------------------------

            a. Immediately prior to the Merger Effective Date, Newberry Federal shall pay the Executive, in a single lump sum, (i) an amount equal to the lesser of $749,862.81, or (ii) 2.99 times the Executive's "base amount," as such term is defined for purposes of Section 280G of the Internal Revenue Code of 1986, as amended, in consideration for the termination of all of his rights and interests under the employment agreements entered into by and between the Executive, Newberry Federal and DFBS on June 29, 2000, and as amended effective as of June 26, 2003.

            b. During the Employment Term, the Bank shall pay the Executive a salary at a rate of $175,000 per annum in accordance with the Bank's standard payroll practices. The Bank shall have the right to increase this salary from time to time in accordance with the salary payment practices of the Bank. The Board of Directors shall review the Executive's salary at least annually and may increase the Executive's base salary if it determines in its sole discretion that an increase is appropriate.

            c. During the Employment Term, the Executive shall participate in any executive bonus program, retirement, welfare, deferred compensation, life and health insurance, and other benefit plans or programs of the Bank now or hereafter applicable to the Executive or applicable generally to employees of the Bank, as determined by the Board of Directors. During the term of this Agreement and afterwards (regardless of the Executive's employment status with the Bank), the Bank will continue to provide, or will reimburse the Executive the cost of obtaining, medical coverage substantially equivalent to that provided to the Executive as of the Effective Date, at a premium cost not to exceed the typical cost of coverage for employees of the Bank, until age 65. During the Employment Term and during the Consulting Term, the Executive shall continue to earn credit for vesting purposes under the salary continuation agreement entered into by and between the Executive and Newberry Federal effective November 1, 2002. The Executive shall become fully vested in his interest under the salary continuation agreement immediately upon the termination of the Consulting Period for any reason other than for Cause.

            d. During the Employment Term, the Bank shall reimburse the Executive for reasonable travel and other expenses related to the Executive's duties which are incurred and accounted for in accordance with the Bank's standard business practices.

            e. During the Consulting Period, the Bank shall pay the Executive an annual consulting fee of $172,500 on a monthly basis in accordance with the Bank's standard payroll practices.

            f. During the term of this Agreement, the Bank shall procure and maintain a life insurance policy on the Executive with death benefits payable to the Bank in an amount that approximates the total payments due to the Executive during the Consulting Period and the Restricted Period if the Consulting Services were performed and the Restrictive Covenants were honored in their entirety; provided, however, that the Bank is only obligated to obtain such life insurance policy if the premiums do not exceed $3,000 per year. The Bank's obligation to maintain the insurance policy expires upon the termination of this Agreement for Cause or violations of the Restrictive Covenants.

            g. Automobile, Cellular Phone and Club Dues. The Bank shall continue to provide the Executive with, and the Executive shall have the primary use of, the automobile leased by Newberry Federal as of the date hereof and, during the term of such lease, the Bank shall pay (or reimburse the Executive) for all expenses of insurance, registration, operation and maintenance of the automobile. Upon the expiration of the lease, the Bank shall obtain and transfer title of the automobile to the Executive and will reimburse for mileage driven for business purposes. The Executive shall comply with reasonable reporting and expense limitations on the use of such automobile, as the Bank may establish from time to time, and the Bank shall annually include on the Executive's Form W-2 any amount attributable to the Executive's personal use of such automobile. The Bank shall also provide the Executive with a cellular phone and shall pay (or reimburse the Executive) for all reasonable expenses related to the business use of such phone. In addition, the Bank shall pay or reimburse the Executive for any cost sufficient to maintain his membership at the Newberry Country Club.

      6. Termination.
         -----------

            a. This Agreement may be terminated prior to the end of the Employment Term, the Consulting Period, or the Restricted Period only as follows:

                  (i)   upon the death of the Executive;

                 (ii) with respect to the Employment Term only, upon the disability of the Executive for a period of 90 days which, in the opinion of the Board of Directors, renders him unable to perform the essential functions of his job and for which reasonable accommodation is unavailable. For purposes of this Agreement, a "disability" is defined as a physical or mental impairment that substantially limits one or more major life activities, and a "reasonable accommodation" is one that does not impose an undue hardship on the Bank;

                (iii) upon the determination of Cause for termination, in which event this Agreement may be terminated by written notice at the election of the Bank. For purposes of this Agreement, "Cause" shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes, or is reasonably likely to cause material harm to the Bank (including harm to its business reputation); (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud; (C) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured ten days following written notice to the Executive of such breach; (D) the exhibition by the Executive of a standard of behavior within the scope of his services hereunder that is materially disruptive to the orderly conduct of the Bank's business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors' good faith and reasonable judgment, is materially detrimental to the Bank's best interest, that, if susceptible of cure, remains uncured ten days following written notice to the Executive of such specific inappropriate behavior; (E) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the

                        Bank intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive's performance) regulatory action against the Executive or the Bank if the Board of Directors determines that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would advance the Bank's compliance with the purpose of the action or would assist the Bank in avoiding or reducing the restrictions or adverse effects to the Bank related to the regulatory action; or (F) the failure of the Executive to render the services hereunder in accordance with an appropriate performance standard determined in the sole discretion of the Board of Directors;

                 (iv) by written notice by the Executive or, with respect to the Employment Term only, by written notice by the Bank (termination "Without Cause").

            b. If the Agreement is terminated because of the Executive's death, the Executive's estate shall receive any sums due him as base pay and/or reimbursement of expenses through the end of the month during which death occurred. In addition, upon receipt of the insurance proceeds under the policy set forth in Section 5(f), the Executive's estate shall be entitled to receive an amount equal to the lesser of the total amount of benefits actually paid under the insurance policy set forth in Section 5(f) and the total payments remaining due to the Executive during the Consulting Period and the Restricted Period if the Consulting Services were performed and the Restrictive Covenants were honored in their entirety. The Bank is entitled to any remaining proceeds under the insurance policy.


            c. During the period of any incapacity leading up to the termination of this Agreement as it relates to the Employment Term as a result of disability, the Bank shall continue to pay the Executive his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) until the Executive becomes eligible for benefits under any long-term disability plan or insurance program applicable to the Executive (regardless of whether the policy is maintained by the Bank), provided that the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under such disability benefit or pension plan. The Executive acknowledges that the Bank has made available the opportunity for the Executive to obtain the Executive's own coverage under a long-term disability plan or insurance program but that the Bank currently does not maintain such a policy on behalf of the Executive.

            d. If this Agreement is terminated for Cause as provided above or for violations of the Restrictive Covenants, the Executive shall receive any sums due him as base pay and/or reimbursement of expenses through the date of such termination.

            e. If this Agreement is terminated by the Bank Without Cause, the Bank shall pay to the Executive severance compensation in an amount equal to

100% of his then-current monthly base pay each month for the remainder of the Employment Term, Consulting Period, and Restricted Period. The sum of these amounts shall be paid to the Executive in a single lump sum payment no later than the effective date of the termination of his employment. The Executive may voluntarily terminate his employment with the Bank during the Employment Term at any time. Effective immediately upon the Executive's voluntary termination of his employment under this Agreement during the Employment Term, the Consulting Period shall begin and the Executive and/or his estate shall remain entitled to all payments pursuant to Sections 4, 5(e), 5(f), 6(b) and 6(e) of this agreement.

            f. With the exceptions of the provisions of this Section 6 and the express terms of any benefit plan under which the Executive is a participant, upon termination of this Agreement, the Bank shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). At the time of termination, the Executive shall enter into a form of release acknowledging such remaining obligations and discharging the Bank, as well as the Bank's officers, directors and employees with respect to their actions for or on behalf of the Bank, from any other claims or obligations arising out of or in connection with this Agreement, including the circumstances of such termination.

            g. In the event that this Agreement is terminated for any reason and the Executive serves as a director of the Company, the Bank, or any other subsidiary of the Company, the Executive shall (and does hereby) tender his resignation from such positions effective as of the date of termination.

            h. Notwithstanding anything to the contrary herein, if the Executive is suspended or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under section 8(e)(3) or (g)(1) of Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(3) and (g)(1)), the Bank's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while the obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of such obligations which were suspended.

             i. Notwithstanding anything to the contrary herein, if the Executive is removed or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under section 8 (e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4) or (g)(1)), all obligations of the Executive under this Agreement shall terminate as of the effective date of the order, but any vested rights of the parties hereto shall not be affected.

             j. Notwithstanding anything to the contrary herein, if the Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1813(x)), all obligations under this Agreement shall terminate as of the date of default, but this paragraph (4)(m) shall not affect any vested rights of the parties hereto.

             k. Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12

U.S.C. Section 1828(k) and any regulations promulgated thereunder.

      7. Ownership of Work Product. The Bank shall own all Work Product arising
         -------------------------
during the course of this Agreement (prior, present or future). For purposes hereof, "Work Product" shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights, in any programming, documentation, technology, work of authorship or other work product that relates to the Bank, its business or its customers and that Executive conceives, develops, or delivers to the Bank or that otherwise arises out of the services provided by the Executive to the Bank hereunder, at any time during his employment, during or outside normal working hours, in or away from the facilities of the Bank, and whether or not requested by the Bank. If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive's work for the Bank, the Executive agrees to identify the pre-existing items to the Bank, and the Executive grants the Bank a worldwide, unrestricted, royalty-free right, including the right to sublicense such items. The Executive agrees to take such actions and execute such further acknowledgments and assignments as the Bank may reasonably request to give effect to this provision.

      8. Protection of Trade Secrets. The Executive agrees to maintain in strict
         ---------------------------
confidence and, except as necessary to perform his duties for the Bank, the Executive agrees not to use or disclose any Trade Secrets of the Bank or the Company during or after this Agreement. For the purposes hereof, "Trade Secret" means information, including, without limitation, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a process, a drawing, financial data, financial plans, product plans, information on customers or a list of actual or potential customers or suppliers, which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
(ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

      9. Protection of Other Confidential Information. In addition, the
         --------------------------------------------
Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Bank, not to use or disclose any Confidential Business Information of the Bank or the Company during the Employment Term, the Consulting Period, and for a period of 36 months thereafter (the "Restricted Period"). "Confidential Business Information" shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Bank's or the Company's financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 8 and 9 above shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Bank under an obligation of secrecy.

      10. Return of Materials. The Executive shall surrender to the Bank,
          -------------------
promptly upon its request and in any event upon termination this Agreement, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive's possession or control, including all copies thereof, relating to the Bank, its business, or its customers. Upon the request of the Bank, Executive shall certify in writing compliance with the foregoing requirement.

      11. Restrictive Covenants.
          ---------------------

            a. No Solicitation of Customers. During the Restricted Period, the
               ----------------------------
Executive shall not (except on behalf of or with the prior written consent of the Bank), either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, solicit or attempt to solicit Customers to induce or encourage them to acquire or obtain from anyone other than the Bank or its subsidiaries any product or service competitive with or substitute for any of the Bank's Products. For purposes of this Section, "Customer" refers to any person or group of persons with whom the Executive had direct material contact with regard to the selling, delivery, or support of the Bank's Products, including servicing such person's or group's account. The "Bank's Products" refers to the products and services that the Bank or any of its subsidiaries or affiliates offered or sold within six months of the solicitation date.

            b. No Recruitment of Personnel. During the Restricted Period, the
               ---------------------------
Executive shall not, either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, solicit or induce any employee of or consultant to the Bank or any of its subsidiaries or affiliates to leave his or her position with the Bank (or the subsidiary or affiliate), or recruit or attempt to recruit such persons to accept employment or any other position with another business.

            c. Non-Competition Agreement. During the Restricted Period, the
               -------------------------
Executive shall not (without the prior written consent of the Bank) compete with the Bank or any of its affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located within a radius of 30 miles from (i) the main office of the Bank or (ii) any branch office of the Bank.

            d. Independent Provisions. The provisions in each of the above
               ----------------------
Sections 11(a), 11(b), and 11(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

      12. Successors; Binding Agreement. This Agreement shall be binding upon
          -----------------------------
and shall inure to the benefit of the Bank and its successors and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

      13. Notice. For the purposes of this Agreement, notices and all other
          ------
communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Bank shall be directed to the attention of the Bank with a copy to the Secretary of the Bank. All notices and communications shall be deemed to have been received on the date of delivery thereof.

      14. Governing Law. This Agreement shall be governed by and construed and
          -------------
enforced in accordance with the laws of the State of South Carolina without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of South Carolina.

      15. Non-Waiver. Failure of the Bank to enforce any of the provisions of
          ----------
this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

      16. Enforcement. The Executive agrees that in the event of any breach or
          -----------
threatened breach by the Executive of any covenant contained in Sections 7 through 11 hereof, the resulting injuries to the Bank would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Bank. The Executive, therefore, agrees that in the event of any such breach, the Bank shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Bank have cause to seek such relief, no bond shall be required from the Bank, and the Executive shall pay all attorney's fees and court costs which the Bank may incur to the extent the Bank prevails in its enforcement action.

      17. Saving Clause. To the extent that any provision or language of this
          -------------
Agreement is deemed unenforceable, by virtue of the scope of the business activity prohibited, the geographical restriction of the prohibition or the length of time the activity is prohibited, the Executive and the Bank agree that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of South Carolina.

      18. Reasonable Restraint. It is agreed by the parties that the foregoing
          --------------------
covenants in this Agreement are necessary for the legitimate business interests of the Bank and impose a reasonable restraint on the Executive in light of the activities and business of the Bank on the date of the execution of this Agreement.

      19. Entire Agreement. This Agreement constitutes the entire agreement
          ----------------
between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. In the event that the closing date of the Merger does not occur for any reason, this Agreement shall be deemed null and void AB INITIO and of no force and effect, and the employment agreements by and among the Executive, Newberry Federal and DFBS dated as of June 29, 2000, and as amended as of June 26, 2003, shall be reinstated effective immediately.

      20. Extension of Periods. The time period described in Sections 9 and 11
          --------------------
of this Agreement shall be automatically extended by any length of time during which the Executive is in breach of the covenant described therein. The provisions of this Agreement shall continue in full force and effect throughout the duration of the extended period.

      21. Amendments. No amendments or variation of the terms or conditions of
          ----------
this Agreement shall be valid unless agreed to in writing and signed by the parties.

      22. Counterparts. This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

                                          FIRST COMMUNITY BANK, N.A.


                                          By:
                                                ------------------------------
                                                Name:
                                                Title:



                                          NEWBERRY FEDERAL SAVINGS BANK


                                          By:
                                                ------------------------------
                                                Name:
                                                Title:



                                          DUTCHFORK BANCSHARES, INC.


                                          By:
                                                ------------------------------
                                                Name:
                                                Title:



                                          EXECUTIVE


                                                -------------------------------
                                          Name: Steve P. Sligh

                                   EXHIBIT G


                        TERMINATION AND RELEASE AGREEMENT

      This Termination and Release Agreement is made by and between First Community Corporation, a South Carolina corporation ("FCCO"), Newberry Federal Savings Bank ("Newberry Federal"), and James E. Wiseman, an individual resident of the State of South Carolina, as of this ___ day of April 2004 ("Effective Date").

      WHEREAS, the undersigned serves as a director of DutchFork Bancshares, Inc. ("DFBS") and its wholly-owned subsidiary, Newberry Federal Savings Bank ("Newberry Federal");

      WHEREAS, pursuant to the agreement and plan of merger dated as of April 12, 2004 by among FCCO and DFBS (the "Merger Agreement"), DFBS will merge with and into FCCO (the "Merger");

      WHEREAS, the undersigned is currently a participant in a salary continuation plan (the "Plan") (sometimes known as the "director salary continuation plan") attached hereto as Exhibit A; and

      WHEREAS, the obligations of FCCO and DFBS to effect the Merger are subject to the execution of this Agreement;

      WHEREAS, the undersigned is willing to terminate his interests and rights under the Plan in exchange for the consideration set forth herein.

      NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agrees as follows:

      1. Termination and Release. The undersigned individual agrees to and does
         -----------------------
hereby terminate, and does hereby consent to and approve of the termination of, the Plan; and does hereby waive, disclaim and otherwise renounce any and all rights and benefits pursuant to the Plan, including, without limitation, any and all vested and unvested benefits and any other entitlements under the Plan. The undersigned individual agrees to and does hereby release, discharge, save and hold harmless DFBS and FCCO from any and all liabilities, claims, causes of action, known or unknown, foreseen or unforeseen, contingent or fixed, that the undersigned individual may claim as a result of such termination, this Agreement, or otherwise in connection with the Plan. Except as set forth in
Section 2, from and after the Effective Date, DFBS or FCCO shall have no further liability or other obligation to the undersigned individual with respect to the Plan.

      2. Consideration. On the closing date of the Merger, Newberry Federal
         -------------
shall pay the undersigned individual, in a single lump sum, (i) an amount equal to the lesser of $__________, or (ii) 2.99 times the individual's "base amount," as such term is defined for purposes of Section 280G of the Internal Revenue Code of 1986, as amended, in consideration for the termination of all of his rights and interests under the Plan and the execution of this Agreement by the undersigned individual. In the event that the closing date of the Merger does not occur for any reason, this Agreement shall be deemed null and void AB INITIO and of no force and effect, and the Plan shall be reinstated effectively immediately.

      3. Miscellaneous.
         -------------

         a. This Agreement may be executed in two or more of counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

         b. Captions and section headings appearing herein are included solely for convenience of reference only and are not intended to affect the interpretation of any provision of this Agreement.

         c. This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina, without regard to principles of conflict of laws.

         d. No principle of law providing for the interpretation of a contract provision against the draftsperson shall be applied in interpreting any provision of this Agreement, both parties having had ample opportunity to have this Agreement reviewed and negotiated by counsel of their choosing.

         e. This Agreement cannot be modified, or any of the terms hereof waived, except by an instrument in writing (referring specifically to this Agreement) executed by the party against whom enforcement of the modification or waiver is sought.

         f. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

      IN WITNESS WHEREOF, FCCO and the undersigned have executed this Agreement as of the day and year first above written.

                                       FIRST COMMUNITY CORPORATION


                                       By:
                                          ------------------------------------

                                       Print name:
                                                  ----------------------------

                                       Title:
                                             ---------------------------------


                                       NEWBERRY FEDERAL SAVINGS BANK


                                       By:
                                          ------------------------------------

                                       Print name:
                                                  ----------------------------

                                       Title:
                                             ---------------------------------


                                       INDIVIDUAL

                                       --------------------------------

                                       Print name:
                                                  ----------------------------